EXHIBIT 10.10

ISOTIS S.A.

and

GENSCI REGENERATION SCIENCES INC.

ARRANGEMENT AGREEMENT

Effective May 31, 2003

- ii -

- iii -

Expenses	72
Investigation	72
Further Assurances	72
Waiver	72
Governing Law	76

SCHEDULES:

Schedule A	–	Plan of Arrangement under Section 252 of the Company Act (British Columbia)
Schedule B	–	GenSci Intellectual Property
Schedule C	–	GenSci Stock Option Plan
Schedule D	–	GenSci Options and Warrants
Schedule E	–	Disclosure Exceptions of GenSci
Schedule F	–	GenSci Subsidiaries
Schedule G	–	Disclosure Exceptions of IsoTis
Schedule H	–	[intentionally deleted]
Schedule I	–	Term Sheet re: Loan
Schedule J	–	IsoTis Stock Option Plan
Schedule K	–	Settlement Agreement
Schedule L	–	IsoTis Options
Schedule M	–	GenSci Material Contracts
Schedule N	–	IsoTis Option Agreement
Schedule O	–	IsoTis Subsidiaries
Schedule P	–	IsoTis Intellectual Property
Schedule Q	–	IsoTis Material Contracts
Schedule R	–	GenSci US Subsidiary Financial Statements
Schedule S	–	Key GenSci Employees
Schedule T	–	GenSci US Loans

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is effective as of the 31st day of May, 2003.

BETWEEN:

ISOTIS S.A., a company incorporated under the laws of Switzerland

(“IsoTis”)

— and —

GENSCI REGENERATION SCIENCES INC., a company incorporated under the laws of the Province of British Columbia

(“GenSci”)

WHEREAS GenSci intends to propose to its shareholders an arrangement under Section 252 of the Company Act on the terms of the Plan of Arrangement annexed hereto as Schedule A;

AND WHEREAS each of the parties to this Agreement has agreed to participate in the Arrangement (as hereinafter defined);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1                 In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following words and phrases shall have the meanings hereinafter set out:

(a)      “Acquisition Proposal” means any proposal with respect to any merger, amalgamation, arrangement, take-over bid or sale of assets (excluding inventory sold in the ordinary course of business) representing more than 25% of the book value (on a consolidated basis) of GenSci’s total assets (held directly or indirectly through GenSci Subsidiaries) (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any sale of more than 25% of the GenSci Shares then outstanding or similar transactions involving GenSci or any of the GenSci Subsidiaries, or a proposal to do so, excluding the Arrangement;

(b) “AFM” means the Autoriteit Financiële Markt;

(c)      “Agreement” means this arrangement agreement between IsoTis and GenSci entered into for the purpose of effecting the Arrangement, including the Schedules hereto, as the same may be supplemented or amended from time to time;

(d) “AMEX” means American Stock Exchange L.L.C.;

(e)      “Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, published and legally binding regulatory policy or guideline, by-law (zoning or otherwise), or order or any consent, exemption, approval or licence of any domestic or foreign Governmental Entity that applies in whole or in part to GenSci or IsoTis or to the GenSci Subsidiaries or the IsoTis Subsidiaries, as the context requires, or to their respective businesses, undertakings, properties or securities and, for further certainty, includes Applicable Securities Laws;

(f) “Applicable Securities Laws” means Canadian Securities Laws, Netherlands’ Securities Laws, Swiss Securities Laws and United States Securities Laws, as are applicable in the circumstances;

(g) “Arrangement” means the arrangement under the provisions of section 252 of the Company Act, on the terms and conditions set forth in the Plan of Arrangement;

(h) “Arrangement Resolution” means the special resolution of GenSci Shareholders approving the Arrangement;

(i) “Bankruptcy Code” means title 11 of the United States Code;

(j)      “Bankruptcy Court” means the United States Bankruptcy Court for the Central District of California where the cases of GenSci and GenSci US Subsidiary are pending under jointly administered case number SA 01-20438 RA;

(k)      “Bankruptcy Plan” means the plan of reorganization confirmed in the chapter 11 case of GenSci US Subsidiary (or chapter 11 cases of GenSci and GenSci US Subsidiary as the case may be) and associated disclosure statement of GenSci US Subsidiary;

(l) “BioInterfaces” means BioInterfaces, Inc. a company incorporated under the laws of California;

(m)     “Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday, within the meaning of the Interpretation Act (British Columbia), in Vancouver, British Columbia, Lausanne, Switzerland and Bilthoven, The Netherlands;

(n)      “Canadian Securities Laws” means the Securities Act (British Columbia) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute, the published policies, bulletins and notices of the regulatory authorities administering such statutes, and the published rules and policies of the TSX;

(o) “Canadian Tax Act” means the Income Tax Act (Canada), as amended;

(p) “CHF” means the legal currency of Switzerland;

(q) “Code” means the United States Internal Revenue Code of 1986, as amended;

(r) “Commissions” means the securities commissions of the provinces of Canada where IsoTis will be a reporting issuer by operation of law following the Arrangement, including British Columbia;

(s) “Company Act” means the Company Act, R.S.B.C. 1996, c. 62, as amended;

(t) “Court” means the Supreme Court of British Columbia;

(u) “Dissent Right” means the right to dissent to the Arrangement described in Article 3 of the Plan of Arrangement;

(v)      “Dissenting Shareholder” means a GenSci Shareholder who has exercised a Dissent Right pursuant to Article 3 of the Plan of Arrangement and who is ultimately entitled to be paid the fair value of the GenSci Shares held by such GenSci Shareholder;

(w)     “Effective Date” means the date on which a certified copy of the Final Order is accepted for filing by the Registrar giving effect to the Arrangement as evidenced by the date of the Registrar’s stamp thereon;

(x) “Effective Time” means 2:00 p.m. (Vancouver time) on the Effective Date;

(y) “Environmental Laws” means all Applicable Laws (including the common law), relating to pollution, the protection of the environment or public health and safety;

(z) “Euronext” means Euronext N.V.;

(aa) “Final Order” means the final order of the Court approving the Plan of Arrangement;

(bb) “GenSci” means GenSci Regeneration Sciences Inc., a company governed by the Company Act;

(cc) “GenSci AIF” means the annual information form on Form 20-F of GenSci for the year ended December 31, 2002 as filed on SEDAR;

(dd) “GenSci Board” means the board of directors of GenSci;

(ee) “GenSci Business” means the business described in Sections 4A and 4B of the GenSci AIF;

(ff) “GenSci Disclosure Documents” means

(i) the GenSci AIF,

(ii) the annual audited financial statements of GenSci for the year ended December 31, 2002 as filed on SEDAR,

(iii) the annual report of GenSci for the year ended December 31, 2002 as filed on SEDAR,

(iv) the management information circular of GenSci dated May 15, 2003 as filed on SEDAR,

(v) unaudited interim consolidated financial statements of GenSci for the quarters following December 31, 2002 as filed on SEDAR,

(vi) ll material change reports filed by GenSci on SEDAR from December 31, 2001, and

(vii) all press releases filed by GenSci on SEDAR from December 31, 2001;

(gg) “GenSci Environmental Permits” has the meaning ascribed to it in §0;

(hh)     “GenSci Information Circular” means the information circular (including all appendices thereto), notice of meeting and proxy form to be sent by GenSci to GenSci Shareholders soliciting, among other things, approval of the Arrangement;

(ii)      “GenSci Intellectual Property” means all Intellectual Property used in the GenSci Business and owned by GenSci and listed in Part A of Schedule B or owned by GenSci US Subsidiary and listed in Part B of Schedule B;

(jj) “GenSci Licences” means

(i) the Product and Technology Licensing, Equipment Lease and Purchase Option Agreement between GenSci and BioInterfaces dated January 10, 2003, and

(ii) the peptide technology licence agreement between GenSci and IATRA Life Sciences Corporation dated December 15, 2001;

(kk)    “GenSci Management Service Agreements” mean the service agreements among GenSci, GenSci US Subsidiary and each of James S. Trotman, Douglass C. Watson, Peter Ludlum and the consulting agreement in the case of John F. Kay;

(ll)      “GenSci Material Contracts” means those subsisting commitments, contracts, instruments, leases and other agreements (including the GenSci Licences), oral or written, entered into by GenSci or any GenSci Subsidiary, by which it is bound or to which it or its assets are subject which have total payment obligations on the part of GenSci or any GenSci Subsidiary which exceed US$100,000 or are for a term in excess of one year or are otherwise material;

(mm)  “GenSci Meeting” means the extraordinary general meeting of GenSci Shareholders to be held pursuant to the Interim Order for the purpose of considering, among other things, the Arrangement Resolution, including any adjournment or adjournments thereof;

(nn) “GenSci Options” mean the issued and outstanding options to acquire GenSci Shares listed in Schedule D;

(oo) “GenSci Shares” means the issued and outstanding common shares in the capital of GenSci;

(pp) “GenSci Shareholder” means a Person who is a registered holder of GenSci Shares as shown on the register of members of GenSci;

(qq) “GenSci Stock Option Plan” means the stock option plan of GenSci attached hereto as Schedule C;

(rr) “GenSci Subsidiaries” means the subsidiaries (as that term is defined in the Company Act) of GenSci, including GenSci US Subsidiary;

(ss) “GenSci Trademarks” means the trademarks listed in Part A of Schedule B;

(tt) “GenSci US Subsidiary Loans” means the intercompany receivables payable by GenSci US Subsidiary to GenSci described in Schedule T;

(uu) “GenSci US Subsidiary Shares” means all of the issued and outstanding shares of GenSci US Subsidiary;

(vv) “GenSci US Subsidiary” means GenSci OrthoBiologics, Inc., a company incorporated under the laws of the State of Washington;

(ww)  “GenSci US Subsidiary Financial Statements” means the unconsolidated unaudited financial statements of GenSci US Subsidiary for the year ended December 31, 2002 and the quarter ended March 31, 2003 attached hereto as Schedule R;

(xx) “GenSci Warrants” mean the warrants issued by GenSci described in Schedule D;

(yy) “Governmental Entity” means any

(i)       federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, domestic or foreign,

(ii) any subdivision, agent, commission, board or authority of any of the foregoing, or

(iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(zz)     “Hazardous Substance” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good that in relevant form or concentration is regulated by any Environmental Law;

(aaa) “Intellectual Property” means intellectual property of every nature, whether registered or unregistered, including, without limitation

(i)           all trade-marks, service marks, trade-mark and service mark registrations, trade-mark and service mark applications, rights under registered user agreements, logos, trade names and other trade-mark and service mark rights,

(ii)          all copyrights and applications therefor, including all computer programs and software (in both source and object code formats) and related documentation including that which documents the design and execution of computer programs and software, and rights to any of the foregoing,

(iii) all inventions, patents, patent applications, patent rights (including any patents issuing on such applications or rights), innovation patents and neighbouring rights,

(iv) all licenses, sub-licenses and franchises,

(v) all trade secrets and proprietary and confidential information,

(vi) all industrial designs and registrations thereof and applications therefor, and

(vii)        all patterns, plans, designs, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures including testing and inspection techniques and procedures, and all licenses and other contracts relating to any of the foregoing;

(bbb)  “Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the GenSci Meeting, as such order may be amended, supplemented or varied by the Court;

(ccc) “IsoTis” means IsoTis S.A., a company incorporated under the laws of Switzerland;

(ddd) “IsoTis Board” means the board of directors of IsoTis;

(eee) “IsoTis Business” means the business described in the IsoTis Disclosure Documents;

(fff) “IsoTis Circular” means the information circular (including all appendices thereto), notice of meeting and proxy form to be sent by IsoTis for the IsoTis Meeting;

(ggg) “IsoTis Disclosure Documents” means

(i) the annual report of IsoTis for the year ended December 31, 2002,

(ii) the annual audited financial statements of IsoTis for the year ended December 31, 2002,

(iii) the notice to the ordinary general meeting of IsoTis Shareholders dated May 14, 2003,

(iv) the unaudited interim consolidated financial statements of IsoTis for the quarters following December 31, 2002, and

(v) all press releases issued by IsoTis from December 31, 2002;

(hhh) “IsoTis Environmental Permits” has the meaning ascribed to it in §0;

(iii) “IsoTis Exchange Shares” means the greater of

(i) that number of shares in the capital of IsoTis as constituted on the Effective Date equivalent to 29,450,169 IsoTis Shares as adjusted by §1.8 of the Plan of Arrangement, and

(ii) the product obtained when

(A) the quotient obtained when the number of issued and outstanding shares in the capital of IsoTis on the Effective Date is divided by 0.6,

is multiplied by

(B) 0.4;

(jjj) “IsoTis Intellectual Property” means the Intellectual Property owned or controlled in whole or in part by IsoTis or an IsoTis Subsidiary and listed in Schedule P;

(kkk)  “IsoTis Material Contracts” means those subsisting commitments, contracts, instruments, leases and other agreements, oral or written, entered into by IsoTis or any IsoTis Subsidiary, by which it is bound or to which it or its assets are subject which have total payment obligations on the part of IsoTis or any IsoTis Subsidiary which exceed US$100,000 or are for a term in excess of one year or are otherwise material;

(lll)      “IsoTis Meeting” means the extraordinary general meeting of IsoTis Shareholders to be held to, among other things, approve the issuance of a sufficient number of IsoTis Shares to effect the Arrangement;

(mmm) “IsoTis Option” means the option granted to IsoTis by GenSci to purchase common shares of GenSci as more particularly described in the IsoTis Option Agreement;

(nnn) “IsoTis Option Agreement” means the option agreement between IsoTis and GenSci attached hereto as Schedule N;

(ooo) “IsoTis Shareholder” means a Person who is a registered holder of IsoTis Shares as shown on the share register of IsoTis;

(ppp) “IsoTis Shares” means the shares in the capital of IsoTis as constituted on May 31, 2003 with a nominal value of CHF 1 each;

(qqq) “IsoTis Stock Option Plan” means the stock option plan of IsoTis attached hereto as Schedule J;

(rrr) “IsoTis Subsidiaries” means IsoTis N.V., IsoTis TE Facility B.V., IsoTis USA L.L.C. and Modex Therapeutics GmbH;

(sss) “Loan” means the loan that may be made by IsoTis to GenSci in accordance with the provisions of this Agreement, and described in Schedule I;

(ttt)      “Material Adverse Change”, when used in connection with any Person, means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), tax attributes, business, operations or results of operations or prospects of such Person and its subsidiaries taken as a whole; provided, however, that no Material Adverse Change shall be deemed to have occurred solely as a result of any change in the trading price of GenSci Shares or IsoTis Shares, respectively, that is unrelated to any change, effect, event or occurrence materially adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or prospects of such Person and its subsidiaries taken as a whole;

(uuu) “Material Fact” has the meaning ascribed to it in the Securities Act (British Columbia) R.S.B.C. 1996, c. 418, as amended;

(vvv)   “Minority Shareholders” mean all holders of GenSci Shares other than IsoTis and other shareholders not eligible to vote in connection with minority approval of the Arrangement as provided for in subsection 252(8) of the Company Act;

(www) “Misrepresentation” means

(i) an untrue statement of a Material Fact, or

(ii) an omission to state a Material Fact that is

(A) required to be stated, or

(B) necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made;

(xxx) “Nasdaq” means Nasdaq Stock Market Inc.;

(yyy)    “Netherlands’ Securities Laws” means the Acts on the supervision of securities trade 1995 (Wet toezicht effectenverkeer 1995) as amended from time to time, and any rules, regulations or decrees promulgated thereunder;

(zzz) “Non-Disclosure Agreement” means the mutual non-disclosure agreement between IsoTis and GenSci dated March 31, 2003;

(aaaa) “Osteotech” means Osteotech Inc.;

(bbbb) “Pacific Corporate” means Pacific Corporate Trust Company, GenSci’s registrar and transfer agent;

(cccc)    “Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal; and pronouns have a similar extended meaning;

(dddd) “Plan of Arrangement” means the formal plan of arrangement attached as Schedule A to this Agreement, and any amendment or variation thereto made in accordance with §0 of this Agreement;

(eeee) “Purchase Price” means the IsoTis Exchange Shares on the Effective Date;

(ffff) “Registrar” means the Registrar of Companies pursuant to the Company Act;

(gggg)    “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any facility, building or structure;

(hhhh)    “SEDAR” means the Canadian computer system for the transmission, receipt, acceptance, review and dissemination of securities filings made by Canadian public companies described in National Instrument 13-101 and available for public view at  www.sedar.com;

(iiii) “Settlement Agreement” means the settlement agreement between GenSci, GenSci US Subsidiary and Osteotech attached hereto as Schedule K;

(jjjj)        “Specified GenSci Event” means the occurrence of a Material Adverse Change with respect to GenSci or any GenSci Subsidiary or a breach by GenSci of its obligations hereunder, if by reason thereof, after giving effect to §5.6, IsoTis would be entitled to rely on the failure of a condition set forth in §5.4(a), §5.4(b) or §5.4(c) as a reason not to complete the Arrangement;

(kkkk)    “Specified IsoTis Event” means the occurrence of a Material Adverse Change with respect to IsoTis or any IsoTis Subsidiary or a breach by IsoTis of its obligations hereunder, if by reason thereof, after giving effect to §0, GenSci would be entitled to rely on the failure of a condition set forth in §5.2(a), §5.2(b) or §5.2(c) as a reason not to complete the Arrangement;

(llll)        “Superior Proposal” means any proposal by a third party directly or indirectly, to acquire assets representing more than 50% of the book value (on a consolidated basis) of GenSci’s total assets or more than 50% of the outstanding GenSci Shares, whether by way of merger, amalgamation, arrangement, take-over bid, sale of assets or otherwise, or a similar transaction involving any of the GenSci Subsidiaries and that in the good faith determination of the GenSci Board after consultation with financial advisors and outside counsel (a) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, and (b) would, if consummated in accordance with its terms, result in a transaction (x) more favourable to the GenSci Shareholders than the transaction contemplated by this Agreement and (y) having a blended value per GenSci Share greater than the per share value attributable thereto and to the IsoTis Shares received under the Plan of Arrangement contemplated by this Agreement;

(mmmm) “Swiss Securities Laws” means the Federal Law on Stock Exchanges and Securities Trading (Switzerland) of March 24, 1995 supplemented by Stock Exchange Ordinances, Circular Notices and Self Regulatory Orders, in particular the Listing Rules of SWX of January 24, 1996, as amended from time to time;

(nnnn) “SWX” means the SWX Swiss Exchange;

(oooo)     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(pppp)     “Taxes” means (i) all United States federal, Canadian federal, state, provincial, local, foreign and other taxes, duties or similar charges of any kind whatsoever and any amount assessed, levied, charged or otherwise imposed by any Governmental Entity, including, without limitation, all corporate franchise, income, sales, use, ad valorem, receipts, value added, profit, license, withholding, payroll, employment, excise, goods and services, property, net worth, capital gains, transfer, stamp, documentary, social security, social service, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of, or otherwise in respect of, any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, (iii) liability for the payment of, or otherwise in respect of, any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (i) or (ii), and (iv) any assessments or reassessments in respect of any of the foregoing;

(qqqq) “Termination Date” means December 31, 2003;

(rrrr) “Treasury Regulations” shall mean regulations promulgated pursuant to the provisions of the Code;

(ssss) “TSX” means The Toronto Stock Exchange;

(tttt)        “United States Securities Laws” means the 1933 Act, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, and any other U.S. federal or state securities laws (including those specified in Section 3(a)(47) of the Securities Exchange Act of 1934) as well as any rules or regulations promulgated under any of the foregoing; and

(uuuu) “1933 Act” means the Securities Act of 1933, as amended (United States);

and words and phrases used but not defined herein that are defined in the Company Act shall have the same meaning herein as in the Company Act unless the context otherwise requires.

Gender, etc.

1.2                In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Headings and References to Part, etc.

1.3                The division of this Agreement into Parts, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Reference to a Part is the part of this Agreement so referenced and § followed by a number or some combination of numbers and letter refers to the section, subsection, paragraph, subparagraph, clause or subclause of this Agreement so designated.  The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

Date of Any Action

1.4                If the date on which any action is required to be taken hereunder by GenSci or IsoTis is not a Business Day in the place where the action is required to be taken, that action will be required to be taken on the next succeeding day which is a Business Day in that place.

Currency

1.5                Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

References to Statutes

1.6                A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations.

References to Persons

1.7                A reference to a Person includes any successor to that Person.

Approval

1.8                A reference to “approval”, “authorization” or “consent” means written approval, authorization or consent.

Accounting Matters

1.9                Unless otherwise stated, all accounting terms used in this Agreement in respect of GenSci shall have the meanings attributed thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature in respect of GenSci required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice.  Unless otherwise stated, all accounting terms used in this Agreement in respect of IsoTis shall have the meanings attributable thereto under International Accounting Standards and all determinations of an accounting nature required to be made in respect of IsoTis shall be made in a manner consistent with International Accounting Standards and past practice.

Knowledge

1.10               Each reference herein to the knowledge of a party means, unless otherwise specified, the existing knowledge of such party without inquiry.

Schedules

1.11               The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be part hereof:

Schedule A	–	Plan of Arrangement Under Section 252 of the Company Act (British Columbia)
Schedule B	–	GenSci Intellectual Property
Schedule C	–	GenSci Stock Option Plan
Schedule D	–	GenSci Options and Warrants
Schedule E	–	Disclosure Exceptions of GenSci

Schedule F	–	GenSci Subsidiaries
Schedule G	–	Disclosure Exceptions of IsoTis
Schedule H	–	[intentionally deleted]
Schedule I	–	Term Sheet re: Loan
Schedule J	–	IsoTis Stock Option Plan
Schedule K	–	Settlement Agreement
Schedule L	–	IsoTis Options
Schedule M	–	GenSci Material Contracts
Schedule N	–	IsoTis Option Agreement
Schedule O	–	IsoTis Subsidiaries
Schedule P	–	IsoTis Intellectual Property
Schedule Q	–	IsoTis Material Contracts
Schedule R	–	GenSci US Subsidiary Financial Statements
Schedule S	–	Key GenSci Employees
Schedule T	–	GenSci US Loans

Approval of the TSX

1.12               For the purposes of this Agreement, where there are references to the phrase “the approval of the TSX of the transactions contemplated by this Agreement” or similar phrases, it shall be deemed not to include any approval that may be required from the TSX to continue to list the shares of GenSci following the Effective Date or any transactions contemplated in connection with such continued listing.

ARTICLE 2

THE ARRANGEMENT

Effective Date of Arrangement

2.1                The Arrangement shall become effective on the Effective Date.

Condition to Enter Into Agreement

2.2                As a condition to IsoTis’s willingness to enter into this Agreement and make a loan to GenSci in the circumstances set out in §6.8, IsoTis has requested that GenSci agree, and GenSci has agreed, to grant the IsoTis Option to IsoTis.  In addition, as a condition to GenSci’s willingness to enter into this Agreement, GenSci has requested that IsoTis agree, and IsoTis has agreed, to make a loan to GenSci in the circumstances set out in §6.8.  Concurrently with the execution of this Agreement, IsoTis and GenSci have agreed to enter into the IsoTis Option Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of IsoTis

3.1                IsoTis hereby represents and warrants to GenSci as follows and acknowledges that GenSci is relying upon these representations and warranties in connection with the transactions contemplated herein:

(a)     Organization of IsoTis.  Each of IsoTis and each IsoTis Subsidiary is a company duly organized, validly existing and in good standing with respect to all filings required under Applicable Law to maintain its corporate existence, has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, and IsoTis has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)     Enforceability. This Agreement has been duly executed and delivered by IsoTis and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Applicable Laws affecting creditors’ rights generally subject to receipt of the approvals set out in § 3.1(aa) and receipt of IsoTis Shareholder approval, and to general principles of equity.

(c)     Capitalization.  The authorized capital of IsoTis consists of CHF 59,546,108 divided into 59,546,108 shares with a nominal value of CHF 1 each, of which, as of the date hereof, 41,588,457 are issued and outstanding.

(d)     No Encumbrances.  The IsoTis Shares to be issued to the GenSci Shareholders pursuant to the Arrangement will be issued as fully paid IsoTis Shares, free and clear of all liens, claims, charges and encumbrances.

(e)     Options to Purchase Shares.  Except as disclosed in Schedule L, and as of the date hereof, no Person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature), for the purchase or issue of or conversion into any of the unissued IsoTis Shares or any unissued securities of IsoTis or an IsoTis Subsidiary and, as of the date hereof, Schedule L accurately sets out the holders, weighted average exercise price and average remaining term of all those options and warrants and such other convertible securities or obligations of IsoTis and each IsoTis Subsidiary which are outstanding.

(f) Listing. The IsoTis Shares are listed, posted and called for trading on the Euronext and the SWX and are not listed or quoted on any other stock exchange or trading system.

(g)     Disclosure Filings.  IsoTis is a reporting issuer in Switzerland and in The Netherlands, has not been the subject of a cease trade order or investigation under the Applicable Securities Laws, has not been the subject of any investigation by the Euronext, the SWX or any Governmental Entity, is current with all filings required to be made under the Applicable Securities Laws and is not aware of any deficiencies in the filing of any such documents or reports.

(h) IsoTis Disclosure Documents. All of the information and statements contained in the IsoTis Disclosure Documents at the respective dates of such information and statements

(i) are true and correct,

(ii) contain no Misrepresentation,

(iii) constitute full, true and plain disclosure of all Material Facts relating to IsoTis, its securities and the IsoTis Subsidiaries, and

(iv) comply, in all material respects, with the Applicable Securities Laws.

(i)       Absence of Certain Changes or Events.  Except as publicly disclosed by IsoTis, since December 31, 2002 through the date hereof, IsoTis and each IsoTis Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred

(i) a Material Adverse Change with respect to IsoTis or any IsoTis Subsidiary,

(ii)         any redemption, repurchase or other acquisition of IsoTis Shares by IsoTis or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to IsoTis Shares or any securities of IsoTis,

(iii)        any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay,

(iv)        any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers,

(v)         any acquisition or sale of its property or assets aggregating 10% or more of IsoTis’s total consolidated property and assets as at December 31, 2002 other than in the ordinary and regular course of business consistent with past practice,

(vi)        any entering into, amendment of, relinquishment, termination or non-renewal of any material contract, agreement, license, franchise, environmental permit, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice,

(vii) any resolution to approve a split, combination or reclassification of any of its securities,

(viii)      any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made, or

(ix) any change in its accounting methods, principles or practices.

(j)       Financial Statements.  The financial statements of IsoTis forming part of the IsoTis Disclosure Documents have been prepared in accordance with International Accounting Standards, unless otherwise indicated and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of IsoTis and the IsoTis Subsidiaries on a consolidated basis as at the date thereof and the earnings of IsoTis and the IsoTis Subsidiaries during the periods covered by such financial statements.

(k)      No Conflict or Violation.  Subject to receipt of the approvals set out in § 3.1(aa) and receipt of IsoTis Shareholder approval, the execution and delivery of this Agreement and the consummation of the Arrangement do not and will not

(i) result in the breach or violate any term or provision of the constating documents of IsoTis or any IsoTis Subsidiary, or

(ii)         conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which IsoTis or any IsoTis Subsidiary is a party or by which it is bound or to which any property of IsoTis or any IsoTis Subsidiary is subject or results in the creation of any lien, charge or encumbrance upon any of the assets of IsoTis or any IsoTis Subsidiary under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority, or

(iii) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to IsoTis or an IsoTis Subsidiary,

that would be a Material Adverse Change with respect to IsoTis or any IsoTis Subsidiary.

(l)       Agreement of Guarantee, Indemnification.  IsoTis and the IsoTis Subsidiaries are not a party to or bound by any agreement of guarantee, indemnification, Tax sharing, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person except as disclosed in the IsoTis Disclosure Documents or Schedule G.

(m)     No Contracts or Commitments.  There are no agreements, covenants, undertakings or other commitments of IsoTis or any IsoTis Subsidiary, including partnerships or joint ventures of which any of them is a partner or member, under which the consummation of the Arrangement would

(i)          have the effect of imposing restrictions or obligations on IsoTis or an IsoTis Subsidiary materially greater than those imposed upon IsoTis or the IsoTis Subsidiary or any such partnership or joint venture at the date hereof,

(ii)         give a third party a right to terminate any material agreement to which IsoTis or an IsoTis Subsidiary or any such partnership or joint venture is a party or to purchase any of their respective assets,

(iii)        impose material restrictions on the ability of IsoTis or an IsoTis Subsidiary to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status, or

(iv)        impose material restrictions on the ability of IsoTis or an IsoTis Subsidiary to pay dividends or make distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor.

(n)      No Brokers.  IsoTis has not agreed to pay, nor has any IsoTis Subsidiary agreed to pay, any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, the Arrangement or GenSci, except for the fee payable to Asanté Partners LLC pursuant to an engagement letter dated February 20, 2003.

(o)      Compliance with Laws.  Except as disclosed in the IsoTis Disclosure Documents or publicly disclosed by IsoTis, IsoTis and each IsoTis Subsidiary has complied with and is not in violation of, any Applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, be a Material Adverse Change with respect to IsoTis.  Without limiting the generality of the foregoing, all securities of IsoTis (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all Applicable Securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all Applicable Securities Laws.

(p)      Litigation.  There are no actions, suits, proceedings or investigations commenced or threatened, or to the knowledge of IsoTis contemplated, against or affecting IsoTis or any IsoTis Subsidiary or before or by any Person or before any arbitrator of any kind which would prevent or hinder the consummation of the Arrangement or which involve the possibility of any judgment or liability which could be expected to result in a Material Adverse Change with respect to IsoTis, except as disclosed in Schedule G.

(q)      No Insolvency.  None of IsoTis or any IsoTis Subsidiary is an insolvent Person within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws and will not become an insolvent Person as a result of the transactions contemplated by this Agreement.  No act or proceeding has been taken by or against IsoTis or an IsoTis Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of IsoTis or any IsoTis Subsidiary or the appointment of a trustee, receiver, manager or other administrator of IsoTis or an IsoTis Subsidiary or any of its assets.

(r)      Subsidiaries.  All of the outstanding shares and other ownership interests of the IsoTis Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by IsoTis, free and clear of all liens, claims or encumbrances, except as set forth in Schedule G, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the IsoTis Subsidiaries.  IsoTis has disclosed in Schedule O the names and jurisdictions of incorporation of each of the IsoTis Subsidiaries.  IsoTis has no subsidiaries other than the IsoTis Subsidiaries and does not at present own shares in, and is not a party to any agreement of any nature to acquire any shares in, any other corporation or entity and is not a party to any agreement to acquire or lease any other business operations, except as described in the IsoTis Disclosure Documents or Schedule O.

(s)      Books and Records.  The corporate records and minute books of IsoTis and each IsoTis Subsidiary as required to be maintained by them under the laws of their jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing.

(t)      Title.  IsoTis and each IsoTis Subsidiary own good and marketable title to their property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would be a Material Adverse Change with respect to the property or assets of IsoTis, except as disclosed in the IsoTis Disclosure Documents and Schedule G hereto.

(u)      Tax Matters.  Except as disclosed in Schedule G, IsoTis and each IsoTis Subsidiary has duly filed on a timely basis all Tax Returns required to be filed by it with the appropriate Governmental Entity (and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations), and has paid all Taxes (whether or not such Taxes are shown or required to be shown on a Tax Return so filed), including all instalments on account of Taxes for the current year, which are due and payable on or before the date hereof; adequate provision has been made for all such amounts payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency by or against IsoTis and each IsoTis Subsidiary; to the best knowledge of IsoTis there are no actions, suits, proceedings, investigations or claims commenced, threatened or contemplated against IsoTis or any IsoTis Subsidiary in respect of Taxes or grounds for any material claim in respect thereof, or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity.  The transactions contemplated under this Agreement and the Plan of Arrangement will not, at any time before or after the Effective Time, result in IsoTis, or any IsoTis Subsidiary, having a material liability or material contingent or future liability for any amount or to any Person including, without limitation, any material liability or material contingent or future liability in respect of any Taxes or otherwise.

(v)      Withholding.  IsoTis and each IsoTis Subsidiary has withheld from each payment made to all of its current and former officers, directors and employees, and from each other payment of any nature made to any Person, the amount of all Taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and has paid the same to the proper tax and other receiving officers within the time required under any Applicable Law.

(w) Intellectual Property. Except as disclosed in Schedule G

(i)        the IsoTis Intellectual Property represents all of the patents and patent applications filed in the name of or on behalf of IsoTis or an IsoTis Subsidiary or wholly or partially controlled by IsoTis or an IsoTis Subsidiary or assigned or licensed to IsoTis or an IsoTis Subsidiary at the time of the execution of this Agreement,

(ii)       IsoTis, or an IsoTis Subsidiary, as the case may be, is the  record owner of certain IsoTis Intellectual Property as evidenced by the appropriate assignment document recorded with the US Patent and Trademark Office or other foreign patent office or other applicant information. No rights in and to the IsoTis Intellectual Property that are material to the IsoTis Business have been transferred, conveyed or otherwise assigned except as identified in the agreements listed in the attached Schedule G,

(iii)      IsoTis or an IsoTis Subsidiary as the case may be has the right to license or sub-license certain IsoTis Intellectual Property to third parties and has the rights to bring actions for the infringement or misappropriation of its rights in the IsoTis Intellectual Property,

(iv)      IsoTis, or an IsoTis Subsidiary, as the case may be, has not expressly abandoned any patent or patent application material to its business activities identified as being IsoTis Intellectual Property as of the date of execution of this Agreement and believes such patents and patent applications to be presently pending and/or not abandoned for failure to file any document or make any maintenance fee or annuity,

(v)       to the best of IsoTis’s in-house counsel’s knowledge, there are no written claims of patent infringement received by IsoTis’s in-house counsel regarding any activity of IsoTis, or any threatened claims or litigation contesting the validity or ownership of any of the IsoTis Intellectual Property, and

(vi)      there are no royalties, honoraria, fees or other payments payable by IsoTis, or any IsoTis Subsidiary, to any Person by reason of the ownership, use, license, sale or disposition of any of the IsoTis Intellectual Property.

(x)      Material Contracts.  Except for the IsoTis Material Contracts listed and described in Schedule Q or as described in Schedule G, IsoTis and each IsoTis Subsidiary is not party to or bound by any IsoTis Material Contract, whether oral or written, and the contracts and agreements listed in Schedule Q are valid and subsisting, in full force and effect and unamended, no material default exists in respect thereof on the part of IsoTis or any such IsoTis Subsidiary or, to the best of the knowledge of IsoTis, on the part of any of the other parties thereto, IsoTis is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such contracts or agreements, and Schedule Q lists all the present outstanding IsoTis Material Contracts entered into by IsoTis and each IsoTis Subsidiary in the course of carrying on the IsoTis Business or otherwise.

(y) True, Complete and Correct Copies. True, correct and complete copies of all IsoTis Material Contracts listed in Schedule Q have been delivered to GenSci.

(z) IsoTis Board. The IsoTis Board has

(i) determined unanimously that the Arrangement is fair to the holders of the IsoTis Shares and is in the best interests of IsoTis, and

(ii) determined unanimously to recommend that the holders of the IsoTis Shares vote in favour of the Arrangement.

(aa)     Consents.  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by IsoTis or any IsoTis Subsidiary in connection with the execution and delivery of this Agreement or the consummation by IsoTis of the transactions contemplated hereby other than

(i) approval of the SWX, Euronext and AFM, and

(ii)      any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, be a Material Adverse Change with respect to IsoTis.

(bb) Environmental. Except for any matters that, individually or in the aggregate, would not be a Material Adverse Change with respect to IsoTis:

(i) all facilities and operations of IsoTis and the IsoTis Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws,

(ii)      IsoTis and the IsoTis Subsidiaries are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted (collectively the “IsoTis Environmental Permits”), and

(iii) except as set forth in Schedule G, neither IsoTis nor any IsoTis Subsidiary is aware of, or is subject to:

(A)      any Environmental Laws which require or may require any significant work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures, for facility upgrades, environmental investigation or remediation;

(B) any written demand, notice or request for information with respect to the breach of or liability under any Environmental Laws applicable to IsoTis or any IsoTis Subsidiary, respecting

(I) the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances, or

(II) the presence, Release or discharge of Hazardous Substances; or

(C)      any actual or proposed changes in the status, terms or conditions of any IsoTis Environmental Permits or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such IsoTis Environmental Permits, or any review by, or approval of, any Governmental Entity of such IsoTis Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of IsoTis or any IsoTis Subsidiaries following such consummation.

(cc) Material Customers. There is no single customer of IsoTis or any IsoTis Subsidiary, the loss of which would be a Material Adverse Change with respect to IsoTis.

(dd)     Insurance.  IsoTis and each IsoTis Subsidiary has policies of insurance in force as of the date hereof naming IsoTis or the IsoTis Subsidiary, as the case may be, as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, IsoTis believes are reasonable.

(ee)     Licences.  Except as disclosed in Schedule G, IsoTis and each IsoTis Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted or as proposed to be conducted except for such failure that would individually or in the aggregate not constitute a Material Adverse Change with respect to IsoTis.

(ff)      GenSci Shares.  Other than as contemplated herein or in any support agreements procured by IsoTis in connection with the Arrangement, IsoTis does not and will not immediately before the Effective Time beneficially own, directly or indirectly, or exercise control or direction over any GenSci Shares.

Representations and Warranties of GenSci

3.2                    GenSci hereby represents and warrants to and in favour of IsoTis as follows and acknowledges that IsoTis is relying upon such representations and warranties in connection with the transactions contemplated herein:

(a)       Organization of GenSci.  Each of GenSci and each GenSci Subsidiary is a company duly organized, validly existing and in good standing with respect to all filings required under Applicable Law to maintain its corporate existence, has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it and GenSci has the corporate power and authority to enter into this Agreement and perform its obligations hereunder, subject to the appropriate order(s) of the Bankruptcy Court.  Without limiting the generality of the foregoing, GenSci US Subsidiary is in good standing under the laws of the State of Washington and is duly qualified as a foreign corporation and in good standing under the laws of the State of California and each other jurisdiction wherein its ownership, lease or operation or property or the conduct of its business requires such qualification.

(b)       Enforceability. This Agreement has been duly executed and delivered by GenSci and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(c)       Capitalization.  The authorized capital of GenSci consists of 100,000,000 common shares without par value and 100,000,000 Preferred shares without par value and, as of the date of this Agreement, there are 52,574,459 common shares issued and outstanding as fully paid and non-assessable common shares and no preferred shares issued and outstanding.  All issued and outstanding shares of GenSci US Subsidiary are legally and beneficially held by GenSci.  The GenSci US Subsidiary Loans are as set out in Schedule T.

(d)       Options to Purchase Shares.  Except as described in Schedule D or Schedule E, no Person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature) for the purchase or issue of or conversion into any of the unissued shares of GenSci or the GenSci Subsidiaries or any unissued securities of GenSci or the GenSci Subsidiaries.  Schedule D accurately sets out the holders, exercise prices, expiry dates and exchange terms of all those options, warrants and other convertible securities which are outstanding. Schedule C contains a true copy of the GenSci Stock Option Plan as amended.

(e) Listing. Except as disclosed in Schedule E, the GenSci Shares are listed, posted and called for trading on the TSX and are not listed or quoted on any other stock exchange or trading system.

(f)       Disclosure Filings.  GenSci is a reporting issuer in British Columbia, Alberta, Ontario, Québec and the United States and has not been the subject of a cease trade order or investigation under Applicable Securities Laws, has not been the subject of any investigation by the TSX or any Governmental Entity, is current with all filings required to be made under Applicable Securities Laws and is not aware of any deficiencies in the filing of any such documents or reports.

(g) GenSci Disclosure Documents. All of the information and statements contained in the GenSci Disclosure Documents at the respective dates of such information and statements

(i) are true and correct,

(ii) contain no Misrepresentation,

(iii) constitute full, true and plain disclosure of all Material Facts relating to GenSci, its securities and the GenSci Subsidiaries, and

(iv) comply, in all material respects, with the Applicable Securities Laws.

(h)       Absence of Certain Changes or Events.  Except as publicly disclosed by GenSci, since December 31, 2002 through the date hereof GenSci and each GenSci Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred

(i) a Material Adverse Change with respect to GenSci or any GenSci Subsidiary,

(ii)       any redemption, repurchase or other acquisition of GenSci Shares by GenSci, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to GenSci Shares, GenSci US Subsidiary Shares or any securities of GenSci or any GenSci Subsidiary,

(iii)      any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay,

(iv)      any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers,

(v)       any acquisition or sale of its property or assets aggregating 10% or more of GenSci’s total consolidated property and assets as at December 31, 2002 other than in the ordinary and regular course of business consistent with past practice,

(vi)      any entering into, amendment of, relinquishment, termination or non-renewal of any material contract, agreement, license, franchise, environmental permit, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice,

(vii) any resolution to approve a split, combination or reclassification of any of its securities,

(viii)    any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made, or

(ix) any change in its accounting methods, principles or practices.

(i)       Financial Statements.  The financial statements of GenSci forming part of the GenSci Disclosure Documents have been prepared in accordance with Canadian generally accepted accounting principles, unless otherwise indicated and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of GenSci and the GenSci Subsidiaries on a consolidated basis as at the date thereof and the earnings of GenSci and the GenSci Subsidiaries during the periods covered by such financial statements.  The GenSci US Subsidiary Financial Statements attached hereto as Schedule R have been derived from consolidated financial statements prepared in accordance with Canadian generally accepted accounting principles, unless otherwise indicated and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of GenSci US Subsidiary on an unconsolidated basis as at the date thereof and the earnings of GenSci US Subsidiary during the periods covered by such financial statements.

(j)       No Conflict or Violation.  Subject to Schedule E, and subject to the approval of the Bankruptcy Court, the execution and delivery of this Agreement and, subject to receipt of GenSci Shareholder approval, the approval of the Court and the TSX, the consummation of the Arrangement do not and will not

(i) result in the breach or violate any term or provision of the constating documents of GenSci or any GenSci Subsidiary,

(ii)       conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which GenSci or any GenSci Subsidiary is a party or by which it is bound or to which any property of GenSci or any GenSci Subsidiary is subject (including, without limitation, the GenSci Material Contracts, the Settlement Agreement, the GenSci Licences, the GenSci Trademarks, the GenSci Management Services Agreements and the GenSci US Subsidiary Loans), or result in the creation of any lien, charge or encumbrance upon any of the assets of GenSci or any GenSci Subsidiary under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority, or

(iii) violate any provision or law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to GenSci or any GenSci Subsidiary that would be a Material Adverse Change with respect to GenSci or any GenSci Subsidiary.

(k)       No Change of Control.  Except as disclosed in Schedule E, in particular, without limiting the generality of the foregoing, there are no “change of control” clauses in any agreements to which GenSci or the GenSci Subsidiaries are a party.

(l)       Agreement of Guarantee, Indemnification.  GenSci and the GenSci Subsidiaries are not a party to or bound by any agreement of guarantee, indemnification, Tax sharing, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person except as disclosed in the GenSci Disclosure Documents or in Schedule E.

(m)     No Contracts or Commitments.  There are no agreements, covenants, undertakings or other commitments of GenSci or a GenSci Subsidiary, including partnerships or joint ventures of which any of them is a partner or member, under which the consummation of the Arrangement would

(i)        have the effect of imposing restrictions or obligations on GenSci or a GenSci Subsidiary materially greater than those imposed upon GenSci or the GenSci Subsidiary or any such partnership or joint venture at the date hereof,

(ii)      give a third party a right to terminate any material agreement to which GenSci or a GenSci Subsidiary or any such partnership or joint venture is a party or to purchase any of their respective assets,

(iii)      impose material restrictions on the ability of GenSci or a GenSci Subsidiary to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status, or

(iv)      impose material restrictions on the ability of GenSci or a GenSci Subsidiary to pay any dividends or make other distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor.

(n)      No Brokers.  GenSci has not agreed to pay, nor has any GenSci Subsidiary agreed to pay, any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, except as disclosed in Schedule E.

(o)      Compliance with Laws.  Except as disclosed in the GenSci Disclosure Documents or publicly disclosed by GenSci, GenSci and each GenSci Subsidiary has complied with and is not in violation of any Applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, be a Material Adverse Change with respect to GenSci or any GenSci Subsidiary.  Without limiting the generality of the foregoing, all securities of GenSci and each GenSci Subsidiary (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all

Applicable Securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all Applicable Securities Laws.

(p)       Litigation.  There are no actions, suits, proceedings or investigations commenced or threatened, or to the knowledge of GenSci contemplated, against or affecting GenSci or any GenSci Subsidiary or before or by any Person or before any arbitrator of any kind which would prevent or hinder the consummation of the Arrangement or which involve the possibility of any judgment or liability which could be expected to result in a Material Adverse Change with respect to GenSci or GenSci US Subsidiary, except as described in Schedule E.

(q)       No Insolvency.  Except as disclosed in Schedule E, none of GenSci or any GenSci Subsidiary is an insolvent Person within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws and will not become an insolvent Person as a result of the transactions contemplated by this Agreement.  No act or proceeding has been taken by or against GenSci or any GenSci Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of GenSci or any GenSci Subsidiary or the appointment of a trustee, receiver, manager or other administrator of GenSci or any GenSci Subsidiary or any of its assets, including, without limiting the generality of the foregoing, GenSci has not sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada), except as disclosed in Schedule E.

(r)       Subsidiaries.  All of the outstanding shares and other ownership interests of the GenSci Subsidiaries, including, without limitation, the GenSci US Subsidiary Shares, are validly issued, fully paid and non-assessable and all such shares and other ownership interests (including the GenSci US Subsidiary Loans) are owned directly or indirectly by GenSci, free and clear of all liens, claims or encumbrances, except as set forth in Schedule E, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the GenSci Subsidiaries.  GenSci has disclosed in Schedule F the names and jurisdictions of incorporation of each of the GenSci Subsidiaries.  GenSci has no subsidiaries other than the GenSci Subsidiaries and does not at present own shares in, and is not a party to any agreement of any nature to acquire any shares in, any other corporation or entity and is not a party to any agreement to acquire or lease any other business operations, except as described in the GenSci Disclosure Documents or Schedule F.  At the Effective Time, good and valid title to the GenSci US Subsidiary Shares and the GenSci US Subsidiary Loans will pass to IsoTis, free and clear of all liens, claims or encumbrances.  Other than this Agreement, the GenSci US Subsidiary Loans are not subject to any agreement or contract, and the GenSci US Subsidiary Shares are not subject to any voting trust agreement, contract or other legally binding arrangement, including any such agreement, contract or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of the GenSci US Subsidiary Shares.

(s)       Books and Records.  The corporate records and minute books of GenSci and each GenSci Subsidiary as required to be maintained by it under the laws of its jurisdiction of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing.

(t)       Title.  GenSci and each GenSci Subsidiary owns good and marketable title to its property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would be a Material Adverse Change with respect to the property or assets of it, except as disclosed in Schedule E.

(u)      Tax Matters.  Except as disclosed in Schedule E, GenSci and each GenSci Subsidiary has duly filed on a timely basis all Tax Returns required to be filed by it with the appropriate Governmental Entity (and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations), and has paid all Taxes (whether or not such Taxes are shown or required to be shown on a Tax Return so filed), including all instalments on account of Taxes for the current year, which are due and payable on or before the date hereof; adequate provision has been made for all such amounts payable for the current period for which Tax Returns are not yet required to be filed; adequate provision has been made in the GenSci US Financial Statements for all such amounts accruing or otherwise expected or incurred to or by GenSci US Subsidiary for the period covered by the GenSci US Financial Statements; all such amounts accruing or otherwise expected or incurred (net of positive adjustments) to or by GenSci US Subsidiary for the period to the Effective Time (and not already reflected in the GenSci US Financial Statements) do not exceed $100,000 in the aggregate (and, in the case of payroll taxes incurred, up to $180,000, which payroll taxes will be substantially remitted in the normal course of business to the Effective Time); there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any tax, governmental charge or deficiency by or against GenSci and each GenSci Subsidiary; to the best knowledge of GenSci there are no actions, suits, proceedings, investigations or claims commenced, threatened or contemplated against GenSci or any GenSci Subsidiary in respect of Taxes, or grounds for any material claim in respect thereof, or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity.  The transactions contemplated under this Agreement and the Plan of Arrangement will not, at any time before or after the Effective Time, result in GenSci US Subsidiary having a material liability or material contingent or future liability for any amount or to any Person (other than an obligation to pay fair value to a Dissenting Shareholder as contemplated in this Agreement) including, without limitation, any liability or contingent or future liability in respect of any Taxes (unless such liability or contingent or future liability would not exceed $100,000) or otherwise, provided, however, that GenSci US Subsidiary may have potential U.S. withholding liability on interest deemed paid on GenSci US Subsidiary Loans as a result of the transactions contemplated under this Agreement, and provided that GenSci US Subsidiary may recognize gain and incur Tax liability solely as a result of an election by IsoTis, pursuant to Section 338 of the Code (a “338 Election”) to treat the acquisition of the GenSci US Subsidiary Shares as an acquisition of assets for United States federal income tax purposes and provided, additionally, that GenSci US Subsidiary may recognize gain, and incur Tax liability, upon the purchase by IsoTis of any assets of GenSci US Subsidiary prior to or on the Effective Date.  In addition, and without limiting the generality of this §3.2(u),

(i)        GenSci US Subsidiary shall not be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law, or for any other reason,

(ii)       there is no jurisdiction in which GenSci US Subsidiary joins or has joined for any taxable period ending within the last six years, in the filing of any consolidated, combined or unitary Tax Return,

(iii)      GenSci US Subsidiary has not been, at any time during the five years up to and including the Effective Date, a United States Real Property Holding Corporation (USRPHC) as defined in Section 897(c)(2) of the Code,

(iv)      GenSci US Subsidiary has not carried on and does not carry on business in Canada, GenSci US Subsidiary has not rendered and does not render any services in Canada (directly or through any agent or servant), no state of facts exists or has existed under which it could reasonably be deemed to be carrying on business in Canada or considered to be rendering services in Canada for purposes of the Canadian Tax Act, and GenSci US Subsidiary has not had and does not have a “permanent establishment” or fixed place of business in Canada for purposes of the Canada-United States Tax Convention (1980), as amended,

(v) GenSci has no intention or plan, pursuant to this Agreement or otherwise, to liquidate or otherwise terminate the corporate existence of GenSci, and

(vi)      no deficiency (or liability or contingent or future liability or accrual or reserve in respect of Taxes) with respect to tax matters disclosed in Schedule E, or with respect to tax matters that are or should have been in the Tax Returns to be provided under §4.1(y), or with respect to liability under §160 or §247 of the Canadian Tax Act or §482 of the Code or similar provisions, or with respect to tax matters caused by or in respect of any failure of GenSci (and/or any GenSci Subsidiary) to properly comply with contemporaneous documentation requirements reasonably suitable with respect to transfer pricing matters under the Canadian Tax Act or reasonably suitable with respect to transfer pricing methodology in compliance with s. 482 and 6662  (and any related sections) of the Code (and Treasury Regulations promulgated thereunder and any comparable provisions of Federal, state, provincial or local, domestic or foreign tax law) will or could (upon the passage of time or the occurrence of foreseeable events or otherwise), alone or in the aggregate, lead to a liability or contingent or future liability (net of positive adjustments) for Taxes for any Person, claim, action, suit, proceeding, investigation in respect of Taxes for any Person, reduction of losses or other favourable Tax attributes, or grounds for any of the foregoing, that alone or in the aggregate could have a financial impact or potential financial impact on GenSci US Subsidiary or on IsoTis or any IsoTis Subsidiary (or IsoTis designate referred to in §7.9) exceeding $100,000 in the aggregate (excepting potential U.S. withholding on interest deemed paid on GenSci US Subsidiary Loans as a result of the transactions contemplated under this Agreement).

(v)      Withholding. GenSci and each GenSci Subsidiary has withheld from each payment made to all of its current and former officers, directors and employees, and from each other payment of any nature made to any Person, the amount of all Taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and have paid the same to the proper tax and other receiving officers within the time required under any Applicable Law.

(w) Intellectual Property.

(i)        the GenSci Intellectual Property represents all of the patents and patent applications filed in the name of or on behalf of GenSci or GenSci US Subsidiary or wholly or partially controlled by GenSci or GenSci US Subsidiary or assigned or licensed to GenSci or GenSci US Subsidiary at the time of the execution of this Agreement,

(ii)       GenSci US Subsidiary or GenSci, as the case may be , is the record owner of certain GenSci Intellectual Property as evidenced by the appropriate assignment document recorded with the US Patent and Trademark Office or other foreign patent office or other applicant information. No rights in and to the GenSci Intellectual Property that are material to the GenSci Business have been transferred, conveyed or otherwise assigned except as identified in the agreements listed in the attached Schedule E,

(iii)      GenSci US Subsidiary or GenSci, as the case may be, license or sub-license certain GenSci Intellectual Property to third parties and has the rights to bring actions for the infringement or misappropriation of the GenSci Intellectual Property,

(iv)      GenSci US Subsidiary or GenSci, as the case may be, has not expressly abandoned any patent or patent application material to the GenSci Business identified as being GenSci Intellectual Property as of the date of execution of this Agreement and believes such patents and patent applications to be presently pending and/or not abandoned for failure to file any document or make any maintenance fee or annuity,

(v)       to the best of GenSci’s in-house counsel’s knowledge, there are no written claims of patent infringement received by GenSci’s in-house counsel regarding any activity of GenSci, or any threatened claims or litigation contesting the validity or ownership of any of the GenSci Intellectual Property, and

(vi)          there are no royalties, honoraria, fees or other payments payable by GenSci or GenSci US Subsidiary to any Person by reason of the ownership, use, license, sale or disposition of any of the GenSci Intellectual Property.

(x)      Settlement Agreement.  Schedule K is a true, complete and correct copy of the Settlement Agreement (except for the schedules thereto, which are in draft form).  The representations of GenSci and GenSci US Subsidiary in the Settlement Agreement in favour of Osteotech are true and correct.  GenSci and GenSci US Subsidiary provided full, true and complete information to Osteotech (and its representatives) in the course of negotiating and executing the Settlement Agreement with respect to the issues contemplated thereunder. All rights and benefits of GenSci and GenSci US Subsidiary under the Settlement Agreement (including §19 thereto) will remain vested in GenSci and GenSci US Subsidiary following the consummation of the Arrangement and the change of control of GenSci US Subsidiary (without the necessity of delivering an assumption agreement in connection with §23 of the Settlement Agreement) and all such rights and benefits may be assigned to a third party, provided the requirements set forth in §23 of the Settlement Agreement are satisfied.  Upon receipt of the approval of the Bankruptcy Court of the Settlement Agreement, it will be enforceable and binding on the parties thereto.

(y)      Material Contracts.  Except for the Settlement Agreement and the GenSci Material Contracts listed in Schedule M, GenSci and each GenSci Subsidiary is not party to or bound by any GenSci Material Contract, whether oral or written, and the contracts and agreements listed in Schedule M and the Settlement Agreement are valid and subsisting, in full force and effect and unamended, no material default exists in respect thereof on the part of GenSci or any such GenSci Subsidiary or, to the best of the knowledge of GenSci on the part of any of the other parties thereto.  GenSci is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such contracts or agreements, and Schedule M lists all the present outstanding GenSci Material Contracts entered into by GenSci and each GenSci Subsidiary in the course of carrying on the GenSci Business or otherwise.  Other than the assignment of the GenSci Licences and the GenSci Trademarks by GenSci to IsoTis and the amendment of the GenSci Management Service Agreements to remove GenSci as a party, no other contract, right, asset, agreement or consent is required to be assigned by GenSci or otherwise executed or amended by GenSci in order for IsoTis or GenSci US Subsidiary (as the case may be), following the Effective Date, to carry out the GenSci Business.

(z)      True, Complete and Correct Copies.  True, correct and complete copies of all GenSci Material Contracts listed in Schedule M, the documentation with respect to the GenSci US Subsidiary Loan, the GenSci Licences, the GenSci Management Services Agreements, the GenSci Intellectual Property and the Settlement Agreement have been delivered to IsoTis.

(aa) GenSci Board. The GenSci Board has

(i) determined unanimously (by those members of the GenSci Board voting thereon) that the Arrangement is fair to the holders of the GenSci Shares and is in the best interests of GenSci,

(ii)       received written advice from Stirling Mercantile Corporation to the effect that, as of the date of this Agreement, the Arrangement is fair from a financial point of view to the holders of the GenSci Shares, and

(iii) determined unanimously (by those members of the GenSci Board voting thereon) to recommend that the holders of the GenSci Shares vote in favour of the Arrangement.

(bb) No Rights Plan. GenSci is not subject to a shareholder rights plan or “poison pill” or similar plan.

(cc)     Consents.  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by GenSci or the GenSci Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by GenSci of the transactions contemplated hereby other than

(i) any approvals required by the Interim Order,

(ii) the approvals described in §5.1(c), §5.1(f), §5.1(g) and §5.1(h);

(iii) the Final Order,

(iv) any filings required under United States “blue sky” laws, and

(v)       any other consents, approvals, orders, authorizations, environmental permits, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, be a Material Adverse Change with respect to GenSci or GenSci US Subsidiary.

(dd) Employment Matters. Except as set forth in Schedule E

(i)       neither GenSci nor any GenSci Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any of its directors or officers,

(ii)      neither GenSci nor any GenSci Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of GenSci, threatened or apparent union-organizing campaigns for employees nor are there any current, pending or, to the knowledge of GenSci, threatened strikes or lockouts at GenSci or any GenSci Subsidiary,

(iii)      neither GenSci nor any GenSci Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of GenSci, threatened, or any litigation, actual or, to the knowledge of GenSci, threatened, relating to employment or termination of employment of employees or independent contractors, and

(iv)      GenSci and all GenSci Subsidiaries have operated in accordance with all Applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of GenSci, threatened proceedings before any board or tribunal with respect to any of the above areas.

(ee) Environmental. Except for any matters that, individually or in the aggregate, would not be a Material Adverse Change with respect to GenSci or any GenSci Subsidiary:

(i) all facilities and operations of GenSci and the GenSci Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws,

(ii)      each of GenSci and each GenSci Subsidiary is in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate its properties and to conduct its business as it is now being conducted or as proposed to be conducted (collectively the “GenSci Environmental Permits”), and

(iii) except as set forth in Schedule E, neither GenSci nor any GenSci Subsidiary is aware of, or is subject to:

(A)     any Environmental Laws which require or may require any significant work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation or remediation;

(B)     any written demand notice or request for information with respect to the breach of or liability under any Environmental Laws applicable to GenSci or any GenSci Subsidiary or any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, respecting

(I) the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances, or

(II) the presence, Release or discharge of Hazardous Substances; or

(C)      any actual or proposed changes in the status, terms or conditions of any GenSci Environmental Permits or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such GenSci Environmental Permits, or any review by, or approval of, any Governmental Entity of such GenSci Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of GenSci or any GenSci Subsidiaries following such consummation.

(ff) Pension and Employee Benefits.

(i)       GenSci has made available to IsoTis a list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices, whether written or oral, which  are maintained by GenSci and/or a GenSci Subsidiary (collectively referred to as the “GenSci Plans”).  Schedule M states which of the GenSci Plans constitute “employee pension benefit plans” (as defined in section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or “employee welfare benefit plans” (as defined in section 3(1) of ERISA).

(ii)     No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any GenSci Plan being ordered or required to be terminated or wound up in whole or in part or having its regulation under Applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under Applicable Laws.  There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the GenSci Plans or their assets which individually or in the aggregate would be a Material Adverse Change with respect to GenSci or any GenSci Subsdiary.

(iii)    GenSci has made available to IsoTis true, correct and complete copies of all of the GenSci Plans as amended (or, in the case of any unwritten GenSci Plan, a description thereof) together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements with respect to each GenSci Plan, and current plan summaries, booklets and personnel manuals.  GenSci has made available to IsoTis a true and complete copy of the most recent annual report on Form 5500 filed with the United States Internal Revenue Service with respect to each GenSci Plan in respect of which such a report was required.

(iv)     Other than as disclosed in Schedule M, all of the GenSci Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all Applicable Laws, and in accordance with their terms and the terms of agreements between GenSci and/or a GenSci Subsidiary, as the case may be, and their respective employees.  To the knowledge of GenSci, no fact or circumstance exists that could adversely affect the existing tax status of a GenSci Plan.

(v)      All obligations of GenSci or a GenSci Subsidiary regarding the GenSci Plans have been satisfied in all material respects.  All contributions or premiums required to be made by GenSci and/or a GenSci Subsidiary, as the case may be, under the terms of each GenSci Plan or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws and the terms of the GenSci Plans.

(vi)    Other than as set forth in Schedule E, each GenSci Plan is fully insured or fully funded and in good standing with such regulatory authorities as may be applicable and, as of the date hereof, no notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by GenSci or a GenSci subsidiary from any such regulatory authority.

(vii)    There have been no improper withdrawals, applications or transfers of assets from any GenSci Plan or the trusts or other funding media relating thereto that remain outstanding and unremedied, and neither GenSci, nor any GenSci Subsidiary, nor any of their respective agents has been in breach of any fiduciary obligation with respect to the administration of the GenSci Plans or the trusts or other funding media relating thereto.

(viii) No insurance policy or any other contract or agreement affecting any GenSci Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(ix)     All GenSci Plans intended to be tax-qualified in the United States have been the subject of determination letters from the United States Internal Revenue Service to the effect that such GenSci Plans are qualified and exempt from United States Federal income taxes under sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of GenSci, has revocation been threatened, nor has any such GenSci Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and, to the knowledge of GenSci, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such GenSci Plan.

(x)     Except as set forth in Schedule E, no amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement or the Arrangement by any employee, officer or director of GenSci or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or GenSci Plan currently in effect will fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

(xi)     Except as set forth in Schedule E, none of the GenSci Plans is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA, nor has GenSci or any GenSci Subsidiary been obligated to contribute to any such multiemployer plan at any time within the past five years.

(xii)    Except as set forth in Schedule E, none of the GenSci Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of or the consummation of the transactions contemplated by this Agreement or the Arrangement.

(gg) Material Customers. There is no single customer of GenSci US Subsidiary that accounts for more than 10% of the annual revenue of GenSci US Subsidiary.

(hh)    Insurance.  GenSci and each GenSci Subsidiary has policies of insurance in force as of the date hereof naming GenSci or the GenSci Subsidiary, as the case may be, as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, GenSci believes are reasonable.

(ii)      Licences.  GenSci and each GenSci Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its business as now conducted or as proposed to be conducted except for such failure that would individually or in the aggregate not constitute a Material Adverse Change with respect to GenSci or GenSci US Subsidiary.

(jj)     Registration Rights.  No holder of securities issued by GenSci or any GenSci Subsidiary has any right to compel GenSci or any GenSci Subsidiary, as the case may be, to register or otherwise qualify such securities for public sale in Canada or the United States.

(kk)   GenSci Licences, GenSci Trademarks and GenSci Intellectual Property.  At the Effective Time good and valid title to the GenSci Licenses and the GenSci Trademarks will pass to IsoTis, free and clear of all liens, claims or encumbrances.  At the Effective Time GenSci shall have transferred any and all other rights in the GenSci Intellectual Property to GenSci US Subsidiary and/or IsoTis, free and clear of all liens, claims and encumbrances, and following the Effective Time GenSci shall have no rights whatsoever in the GenSci Intellectual Property.

(ll) Schedules. The information in Schedules B, C, D, E, F, M, R, S and T is true and correct and contains no Misrepresentation.

Survival of Representations

3.3                 The representations and warranties of IsoTis and GenSci contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated herein.  Any investigation by a party hereto and its advisors will not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

ARTICLE 4

COVENANTS

Covenants of GenSci

4.1                 IsoTis acknowledges that GenSci may be required by its duties as a debtor in possession in Chapter 11 of the Bankruptcy Code to do or not to do certain things which may constitute a breach of covenant in the following list, but GenSci acknowledges that if it breaches a covenant without receiving IsoTis’s prior written consent, there shall be consequences as set out elsewhere in this Agreement. GenSci covenants and agrees with IsoTis that, prior to the Effective Date, unless IsoTis shall agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)       GenSci shall, and shall cause each of the GenSci Subsidiaries to, conduct its and their respective business only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business and consistent with recent past practice;

(b) GenSci shall not, and shall cause each of the GenSci Subsidiaries to not, directly or indirectly do or permit to occur any of the following:

(i)       issue, sell, pledge, lease, dispose of or encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of the GenSci Subsidiaries to issue, sell, pledge, lease, dispose of or encumber or agree to issue, sell, pledge, lease, dispose of or encumber)

(A)          any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, GenSci or any of the GenSci Subsidiaries (other than pursuant to the exercise of the GenSci Warrants or the GenSci Options), or

(B)          except in the ordinary course of business or pursuant to the Settlement Agreement or the Bankruptcy Plan, any assets of GenSci or any of the GenSci Subsidiaries including, without restriction, the GenSci Intellectual Property;

(ii) amend or propose to amend its memorandum or articles or the constating documents of any of the GenSci Subsidiaries;

(iii)     whether through the GenSci Board or otherwise, accelerate the vesting of any unvested GenSci Options or the expiry date of any GenSci Options or otherwise amend, vary or modify the GenSci Stock Option Plan;

(iv)     split, combine or reclassify any outstanding securities, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to such securities;

(v) redeem, purchase or offer to purchase any GenSci Shares or other securities of GenSci or any shares or other securities of the GenSci Subsidiaries;

(vi) reorganize, amalgamate or merge GenSci or any of the GenSci Subsidiaries with any other Person;

(vii) reduce the stated capital of GenSci or any of the GenSci Subsidiaries;

(viii)   except with respect to the sale of assets of GenSci or any GenSci Subsidiary in the ordinary and regular course of business consistent with past practice, not sell, pledge, encumber, lease or otherwise dispose of any material assets;

(ix)     guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities except in the ordinary and regular course of business consistent with past practice;

(x)      except pursuant to the Settlement Agreement, the Bankruptcy Plan or in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims (including claims in respect of Taxes) or liabilities prior to the same being due, except such as have been reserved against in the financial statements of GenSci or the GenSci US Subsidiary Financial Statements which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(xi) settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xii)    except in the usual, ordinary and regular course of business and consistent with past practice or as required by Applicable Laws enter into or modify any contract, agreement, licence, franchise, GenSci Environmental Permit, lease transaction, commitment or other right or obligation commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be a Material Adverse Change with respect to GenSci or any GenSci Subsidiary;

(xiii)   without limitation, amend or propose to amend, or waive any rights under, the Settlement Agreement, the GenSci Licences, the GenSci Management Services Agreements or any GenSci Material Contract, whether or not such amendment or waiver would constitute Material Adverse Change with respect to GenSci or any GenSci Subsidiary, nor amend or propose to amend or waive any material rights under the Bankruptcy Plan;

(xiv)   establish, amend or renew any employment, benefit or compensation plan, policy, agreement or arrangement with or covering any current or former employee or director of, or independent contractor with respect to, GenSci or any GenSci Subsidiary;

(xv) change any accounting method, principle or practice except as required by Applicable Law;

(xvi)   make or change any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or take or omit to take (other than in the ordinary course of business or as required by law) any other action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of either increasing the liability of GenSci or any GenSci Subsidiary for Taxes or reducing any net operating loss, net capital loss, investment tax credit, foreign (non-U.S.) tax credit, charitable deduction or any other credit or tax attribute of GenSci or any GenSci Subsidiary which could potentially be useful in respect of reducing Taxes, without the prior written consent of IsoTis; or

(xvii) amend or propose to amend or make any payment in respect of the GenSci US Subsidiary Loans; or

(c) GenSci shall, and shall cause each of the GenSci Subsidiaries to:

(i)       use its reasonable best efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(ii)      incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding $50,000, individually or in the aggregate;

(d) GenSci shall permit IsoTis and its officers, directors, employees, consultants and advisers, at all reasonable times, access to the books, records and data of GenSci and the GenSci Subsidiaries;

(e)      GenSci shall, and shall cause each of the GenSci Subsidiaries to, not enter into or change the terms of any employment, consulting or severance agreement or other similar arrangement with any of their directors, officers or any other Person or pay any compensation to any such director, officer or other Person other than as explicitly provided in any such agreement as disclosed in writing to IsoTis prior to the execution hereof or as agreed in writing by IsoTis;

(f)       GenSci shall use its reasonable best efforts, and cause each of the GenSci Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill, to preserve the GenSci Intellectual Property and their respective rights under the GenSci Material Contracts, the GenSci Licences, the GenSci US Subsidiary Loans and the Settlement Agreement, to not do anything or fail to do something which could lead to a breach under any GenSci Material Contract, the GenSci Licences, the GenSci Management Services Agreements, the GenSci US Subsidiary Loans or the Settlement Agreement or cause a default which would lead to an acceleration of the amounts due to Osteotech under the Settlement Agreement, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them; not take any action, or permit any of the GenSci Subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Date if then made; and promptly notify IsoTis orally and in writing of any Material Adverse Change with respect to GenSci or the GenSci Subsidiaries and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated).  GenSci will promptly, and no later than June 6, 2003, settle the Schedules to the Settlement Agreement with Osteotech and will not, without the approval of IsoTis, acting reasonably, make any changes to the draft Schedules which are attached as Schedule K;

(g)      GenSci shall choose a new name unrelated to its current name or the name of any GenSci Subsidiary for itself and the GenSci Subsidiaries (other than the GenSci US Subsidiary) and shall ask the GenSci Shareholders to approve such names at the GenSci Meeting to the extent such approval is required;

(h)      GenSci shall, in a timely and expeditious manner, finalize and mail the GenSci Information Circular on or before August 31, 2003, which circular shall contain a recommendation of the GenSci Board that the GenSci Shareholders vote in favour of the Arrangement at the GenSci Meeting, file the GenSci Information Circular on SEDAR and mail the GenSci Information Circular to the GenSci Shareholders in accordance with the Interim Order and Applicable Securities Law;

(i) except as contemplated in this Agreement, GenSci and each GenSci Subsidiary will not engage in any business, enterprise or other activity different from that carried on by it at the date of this Agreement or enter into any transaction or incur (except in respect of obligations or liabilities to which it is already legally subject) any obligation, expenditure or liability other than in the ordinary course of its business, as presently conducted;

(j)       GenSci will furnish to IsoTis such information, in addition to the information contained in this Agreement, relating to the financial condition, business, properties and affairs of GenSci and the GenSci Subsidiaries as may reasonably be requested by IsoTis, which information will be true and complete in all material respects and will not contain a Misrepresentation;

(k)      GenSci will ensure that the information and consolidated and unconsolidated financial statements and other information related to GenSci and the GenSci Subsidiaries and provided by GenSci to IsoTis will be true, correct and complete in all material respects and will not contain any Misrepresentation;

(l) GenSci shall, acting in good faith, use all reasonable efforts and proceed diligently to

(i) obtain an order (or orders) from the Bankruptcy Court on or before July 31, 2003, in form and content satisfactory to IsoTis that either:

(A) dismisses its bankruptcy case, or

(B)          both (x) authorizes the IsoTis Option Agreement and (y) permits GenSci to solicit acceptances of the Bankruptcy Plan from GenSci’s shareholders solely in accordance with Canadian law and without reference to Bankruptcy Code section 1125 or any other provisions of the Bankruptcy Code,

(ii) cause GenSci US Subsidiary to obtain a final order entered by the Bankruptcy Court on or before November 1, 2003, in a form reasonably acceptable to IsoTis, confirming the Bankruptcy Plan, and

(iii) cause the effective date of the Bankruptcy Plan to occur on or before November 15, 2003 but not before the Final Order;

(m)     60 days prior to the date of the IsoTis Meeting, GenSci will nominate James S. Trotman, Daniel Kollin and Darrell Elliott as directors to the IsoTis Board, such election to be effective on the Effective Date;

(n)      GenSci will do all such other acts and things as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, GenSci will

(i) use its reasonable best efforts to apply for and obtain the Interim Order on or before July 31, 2003 and the Final Order as provided in Article 7 hereof,

(ii) use its reasonable best efforts to obtain any necessary third party consents to effect the assignment and transfer of the GenSci Licences and the GenSci Trademarks, and

(iii) use its reasonable best efforts to apply for and obtain such consents, orders or approvals as counsel for IsoTis may advise are necessary or desirable for the implementation of the Arrangement;

(o)      GenSci will give IsoTis prompt oral and written notice of any purported execution of the Dissent Right, withdrawals of such exercise, and any other similar instruments delivered pursuant to the Interim Order or otherwise and received by GenSci;

(p) GenSci will promptly notify IsoTis in writing

(i) if GenSci becomes aware that any of GenSci’s representations and warranties in this Agreement is untrue or inaccurate in any material respect, or

(ii) if there has been, or is reasonably expected to be, any material breach of any covenant or agreement of GenSci contained in this Agreement,

(q) GenSci will co-operate fully with IsoTis to minimize any negative tax consequences and any regulatory requirements with respect to the Arrangement;

(r) GenSci shall use its reasonable best efforts to hold the GenSci Meeting on or before September 30, 2003 and solicit approval of GenSci Shareholders for the Arrangement;

(s)       GenSci shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by this Agreement and the Plan of Arrangement, including the execution and delivery of such documents as IsoTis may reasonably require and to use its reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws, the TSX and submissions of information requested by Governmental Entities;

(t)       GenSci shall, forthwith after the GenSci Meeting, deliver to IsoTis certified copies of the resolutions of GenSci Shareholders duly passed at the GenSci Meeting approving the Arrangement and the consummation of the transactions contemplated thereby;

(u)      GenSci shall, concurrent with the execution hereof, deliver to IsoTis certified copies of resolutions duly passed by the GenSci Board approving this Agreement and the consummation of the transactions contemplated hereby;

(v) forthwith following the execution of this Agreement, GenSci agrees to cause the GenSci US Subsidiary Financial Statements attached hereto as Schedule R to be prepared in accordance with Canadian generally accepted accounting principles, and in the case of the December 31, 2002 statements but not the March 31, 2003 statements, audited by Ernst & Young or another auditor designated by IsoTis, and delivered to IsoTis;

(w) GenSci shall, or shall cause each GenSci Subsidiary to

(i)       cooperate with IsoTis, to the extent reasonably possible, if so requested, in the completion and timely filing of any elections in accordance with the provisions of Section 338 of the Code and the Treasury Regulations promulgated thereunder (or any comparable provisions of state or local Tax law);

(ii)      timely prepare and file with the relevant Governmental Entities all Tax Returns of GenSci and each GenSci Subsidiary the due date for filing of which, determined taking into account extensions, is on or before the Effective Date.  Any Tax Return described in the preceding sentence shall be prepared on a basis consistent with the past practices of GenSci or each such GenSci Subsidiary, as applicable, and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions);

(iii)     reasonably cooperate, and each shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, resolving all disputes and audits with respect to all taxable periods relating to Taxes, and in any other matters relating to Taxes, including by maintaining and making available to IsoTis all books, records and other information related to Taxes;

(iv) terminate on or before the Effective Date any Tax sharing agreements or arrangements between itself and GenSci or any GenSci Subsidiary, as the case may be; and

(v)      pay all transfer, documentary, sales, use, registration and similar taxes (including all applicable real estate transfer or gains taxes and stock transfer taxes) and related fees (including any penalties, interest and additions to tax) and Taxes incurred in connection with the sale of the GenSci US Subsidiary Shares, the GenSci US Loans, the GenSci Trademarks and the GenSci Licences to IsoTis or otherwise in connection with this Agreement and the transactions contemplated hereby;

(x)      provide to IsoTis, as soon as possible after the signing of this Agreement and in no event fewer than 30 days prior to the Effective Date detailed information regarding the tax bases of the assets of Genesis US Subsidiary, for United States federal income tax purposes, as of the close of the last taxable period ending before the Effective Date, such information to include, on a per-item basis, the tax basis for United States federal income tax purposes of each item of Genesis Intellectual Property, and detailed information regarding each state, county, local, municipal or foreign jurisdiction in which GenSci US Subsidiary files, is required to file or has been required to file a return relating to state and local income, franchise, license, excise, net worth, property and sales and use Taxes or is or has been liable for any Taxes on a “nexus” basis at any time for taxable periods ending within the last six years;

(y) GenSci shall cause GenSci US Subsidiary to deliver to IsoTis or make available to IsoTis for inspection

(i) complete and correct copies of all material Tax Returns of GenSci US Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and

(ii)      complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of GenSci US Subsidiary;

(z) GenSci will use its reasonable best efforts to deliver to IsoTis (in form and substance satisfactory to IsoTis)

(i) releases by the warrantholders in favour of IsoTis and the GenSci US Subsidiary with respect to the GenSci Warrants,

(ii)      releases of the GenSci US Subsidiary by GenSci and the applicable counterparties for those GenSci Material Contracts which do not relate to the GenSci Business to which GenSci US Subsidiary is a party that are not otherwise terminated by GenSci; and

(iii)     releases of GenSci by the GenSci US Subsidiary and the applicable counterparties for any agreements to which both GenSci and the GenSci US Subsidiary are parties which relate to the GenSci Business; and

(aa)     forthwith after the date hereof, GenSci shall take all reasonable steps to arrange for putting the written advice received from Stirling Mercantile Corporation respecting the fairness of the transactions contemplated by the Arrangement in a form that is customary to present to the GenSci Shareholders and to the Court.

Covenants Regarding Non-Solicitation

4.2                 Subject to §4.7, GenSci will not, directly or indirectly, through any officer, director, employee, representative or agent of GenSci or any of the GenSci Subsidiaries:

(a)       solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

(b) participate in any discussions or negotiations regarding any Acquisition Proposal;

(c) withdraw or modify in a manner adverse to IsoTis the approval of the GenSci Board of the transactions contemplated hereby;

(d) approve or recommend any Acquisition Proposal; or

(e) enter into any agreement, arrangement or understanding related to any Acquisition Proposal.

Nothing in this Agreement will prevent the GenSci Board, before the issuance of the Final Order, from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to §4.4, regarding an unsolicited bona fide written Acquisition Proposal that did not arise as a result of a breach of this §4.2 and that the GenSci Board determines in good faith, after consultation with financial advisors and outside counsel, is reasonably likely to result in a Superior Proposal.  Before taking such action, the GenSci Board must receive advice of outside counsel that it is appropriate that the GenSci Board take such action in order to discharge properly its fiduciary duties.  GenSci will not consider, negotiate, accept, approve or recommend an Acquisition Proposal after the date of the issuance of the Final Order.  GenSci will, and will cause the officers, directors, employees, representatives and agents of GenSci and the GenSci Subsidiaries to, cease immediately all discussions and negotiations being held as of the date hereof regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

Notice to IsoTis

4.3                 GenSci will forthwith notify IsoTis, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to GenSci or any of the GenSci Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of GenSci or any of the GenSci Subsidiaries by any Person that informs GenSci or the GenSci Subsidiaries that it is considering making, or has made, an Acquisition Proposal.  Such notice will include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as IsoTis may reasonably request.  GenSci will

(a) keep IsoTis fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry, and

(b)       provide to IsoTis as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to GenSci or any GenSci Subsidiary from any Person in connection with any Acquisition Proposal sent or provided by GenSci to any Person in connection with any Acquisition Proposal and IsoTis agrees to keep such information confidential in accordance with the terms of the Non-Disclosure Agreement.

Third Party Confidentiality

4.4                 If GenSci receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and GenSci is permitted, as contemplated under the second sentence of §4.2, to negotiate the terms of such Acquisition Proposal, then, and only in such case, the GenSci Board may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in the Non-Disclosure Agreement or such other confidentiality agreement then in effect between GenSci and IsoTis, provide such Person with access to information regarding GenSci except that the Person making the Acquisition Proposal will not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not any material amendment thereto) and provided further that GenSci sends a copy of any such confidentiality agreement to IsoTis promptly upon its execution and IsoTis is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

Notice to Representatives

4.5                 GenSci will use its reasonable best efforts to ensure that its officers, directors and employees and the GenSci Subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of §4.2, §4.3 and §4.4, and it will be responsible for any breach by its and their officers, directors, employees, financial advisors or other advisors or representatives.

Withdrawal of Approval

4.6                 Notwithstanding §4.2(c), the GenSci Board may withdraw or modify in a manner adverse to IsoTis the approval of the GenSci Board of the transactions contemplated hereby if a Specified IsoTis Event has occurred and is continuing.

Notice by GenSci of Superior Proposal Determination

4.7                 GenSci may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if

(a) it has provided IsoTis with a copy of the Superior Proposal document,

(b)      ten Business Days shall have elapsed from the later of the date IsoTis received written notice from GenSci advising IsoTis that the GenSci Board has resolved, subject only to compliance with this §4.7 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and the date IsoTis received a copy of such Superior Proposal, and

(c) it has previously or concurrently will have

(i) paid to IsoTis the termination fee, if any, payable under §6.6, and

(ii) terminated this Agreement pursuant to Article 6.

During such ten Business Day period, GenSci agrees that IsoTis will have the right, but not the obligation, to offer to amend the terms of this Agreement.  The GenSci Board will review any offer by IsoTis to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether IsoTis’s offer upon acceptance by GenSci would result in such Superior Proposal ceasing to be a Superior Proposal.  If the GenSci Board so determines, it will enter into an amended agreement with IsoTis reflecting IsoTis’s amended proposal.  If the GenSci Board continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects IsoTis’s amended proposal, GenSci may terminate this Agreement pursuant to §6.3(d); provided, however, that GenSci must concurrently pay to IsoTis the termination fee, if any, payable to IsoTis under §6.6 and must concurrently with termination enter into a definitive agreement with respect to such Acquisition Proposal.  GenSci acknowledges and agrees that payment of the termination fee, if any, payable under §6.6 is a condition to valid termination of this Agreement under §6.3(d) and this §4.7.

GenSci also acknowledges and agrees that each successive modification of any Acquisition Proposal will constitute a new Acquisition Proposal for purposes of the requirement under §4.7(b) to initiate an additional ten Business Day notice period.

Covenants of IsoTis

4.8                 IsoTis covenants and agrees with GenSci that, prior to the Effective Date, unless GenSci shall otherwise agree in writing or as expressly contemplated or permitted by this Agreement:

(a)      IsoTis shall, and shall cause each of the IsoTis Subsidiaries to, conduct its and their respective business only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business and consistent with past practice;

(b)      IsoTis shall not directly or indirectly do or permit to occur any of the following which would result in a change in the undertaking or business of IsoTis or which would be a Material Adverse Change of IsoTis:

(i)       issue, sell, pledge, lease, dispose of or encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of the IsoTis Subsidiaries to issue, sell, pledge, lease, dispose of or encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

(A)          any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, IsoTis or any of the IsoTis Subsidiaries (other than pursuant to the grant or exercise of any stock options); or

(B) except in the ordinary course of business, any assets of IsoTis or of any of the IsoTis Subsidiaries;

(ii) amend or propose to amend its constating documents or that of any of the IsoTis Subsidiaries;

(iii)     except for any reverse stock split undertaken to allow IsoTis to meet stock exchange listing requirements, split, combine or reclassify any outstanding IsoTis Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the IsoTis Shares;

(iv) redeem, purchase or offer to purchase (or permit any of the IsoTis Subsidiaries to redeem, purchase or offer to purchase) any IsoTis Shares or other securities of IsoTis;

(v) reorganize, amalgamate or merge IsoTis or any of the IsoTis Subsidiaries with any other Person;

(vi) reduce the stated capital of IsoTis or any of the IsoTis Subsidiaries;

(vii)    except with respect to the sale of assets of IsoTis or any IsoTis Subsidiary in the ordinary and regular course of business consistent with past practice, not sell, pledge, encumber, lease or otherwise dispose of any material assets (other than relating to transactions between two or more wholly-owned IsoTis Subsidiaries or between such IsoTis Subsidiary and IsoTis);

(viii)   guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities except in the ordinary and regular course of business consistent with past practice;

(ix)     except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims (including tax claims) or liabilities prior to the same being due, except such as have been reserved against in the financial statements of IsoTis or disclosed in Schedule G, which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(x) settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xi)     except in the usual, ordinary and regular course of business and consistent with past practice or as required by Applicable Laws enter into or modify (or permit any IsoTis Subsidiary to enter into or modify) in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be a Material Adverse Change with respect to IsoTis;

(xii) without limitation, amend or propose to amend, or waive any rights under, any IsoTis Material Contract;

(xiii) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person;

(c) IsoTis shall, and shall cause each of the IsoTis Subsidiaries to:

(i)       use its reasonable best efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(ii) incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice;

(d)       IsoTis shall permit GenSci and its respective officers, directors, employees, consultants and advisers, at all reasonable times, access to the books, records and data of IsoTis and the IsoTis Subsidiaries;

(e)       IsoTis shall, and shall cause each of the IsoTis Subsidiaries to, not enter into or change the terms of, in any material way, or vary the pay, in any material way, with respect to any employment, consulting or severance agreement or other similar arrangement with any of their directors or officers or pay any compensation to any such director or officer other than as explicitly provided in any such agreement as disclosed in writing to GenSci prior to the execution hereof or except for changes permitted by this §4.8(e) or as agreed in writing by GenSci acting reasonably;

(f)       IsoTis shall use its reasonable best efforts, and cause each of the IsoTis Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them; not take any action, or permit any of the IsoTis Subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Date if then made; and promptly notify GenSci orally and in writing of any Material Adverse Change of IsoTis and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(g)       IsoTis shall, in a timely and expeditious manner, finalize and mail the IsoTis Information Circular on or before September 3, 2003, which circular shall contain a recommendation of the IsoTis Board that the IsoTis Shareholders vote in favour of the issuance of sufficient IsoTis Shares to effect the Arrangement and mail the IsoTis Information Circular to the IsoTis Shareholders in accordance with Applicable Law;

(h)       except as contemplated in this Agreement, IsoTis and the IsoTis Subsidiaries will not, until the Effective Date, engage in any business, enterprise or other activity different from that carried on by them at the date of this Agreement that would result in a Material Adverse Change of IsoTis or enter into any transaction or incur (except in respect of obligations or liabilities to which they are already legally subject) any material obligation, expenditure or liability other than in the ordinary course of their business, as presently conducted;

(i)       IsoTis will furnish to GenSci such information, in addition to the information contained in this Agreement, relating to the financial condition, business, properties and affairs of IsoTis and the IsoTis Subsidiaries as may reasonably be requested by GenSci, which information will be true and complete in all material respects and will not contain a Misrepresentation;

(j)       IsoTis will ensure that the information and financial statements related to IsoTis and provided by IsoTis to GenSci for inclusion in the GenSci Information Circular will be true, correct and complete in all material respects and will not contain any Misrepresentation;

(k) IsoTis will promptly notify GenSci in writing

(i) if IsoTis becomes aware that any of IsoTis’s representations and warranties in this Agreement is untrue or inaccurate in any material respect, or

(ii) if there has been, or is reasonably expected to be, any material breach of any covenant or agreement of IsoTis contained in this Agreement;

(l) IsoTis will co-operate fully with GenSci to minimize any negative tax consequences with respect to the Arrangement;

(m)      IsoTis shall use its reasonable best efforts to hold the IsoTis Meeting on or before September 30, 2003 and solicit approval of IsoTis Shareholders for the issuance of sufficient IsoTis Shares to effect the Arrangement;

(n) IsoTis shall act in good faith and co-operate with GenSci in assisting in

(i) the preparation of the GenSci Information Circular for the GenSci Meeting, and

(ii) the preparation of the applications to the Court for each of the Interim Order and Final Order;

(o)       IsoTis shall take such action as may be necessary to ensure that there shall not be any impediment to the general free tradability of the IsoTis Shares to be issued in connection with the Arrangement after the Effective Date in Canada, subject only to any restrictions imposed under Canadian Securities Laws relating to sales of securities from holdings of “control persons” or “insiders”, market preparations and consideration payments;

(p) IsoTis shall use its reasonable best efforts to cause its shares to become listed for trading on the TSX, the Nasdaq or the AMEX within 12 months of the Effective Date, if market conditions allow;

(q)       IsoTis shall use its reasonable best efforts to deliver to GenSci evidence of the approval or conditional approval of the Euronext and the SWX of the listing on such stock exchanges of the IsoTis Shares issuable to GenSci Shareholders pursuant to the Arrangement, subject only to compliance with the usual requirements of such exchanges;

(r)       IsoTis shall, concurrent with the execution hereof, deliver to GenSci certified copies of resolutions duly passed by the IsoTis Board approving this Agreement and the consummation of the transactions contemplated hereby and conditionally resolving to allot for issuance the aggregate number of IsoTis Shares that may be required to be issued in accordance with the terms of this Agreement and the Plan of Arrangement;

(s)       IsoTis shall, forthwith after the IsoTis Meeting, deliver to GenSci certified copies of the resolutions of IsoTis Shareholders duly passed at the IsoTis Meeting approving the issuance of sufficient IsoTis Shares to effect the Arrangement;

(t)       IsoTis shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by this Agreement and the Plan of Arrangement, including the execution and delivery of such documents as GenSci may reasonably require, and to use its reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws and of the TSX and submissions of information requested by Governmental Entities; and

(u)       following the Effective Date, IsoTis will indemnify GenSci and save it harmless from the cost of the “fair value” of GenSci Shares ultimately required to be paid by GenSci to Dissenting Shareholders but not for any legal fees or court costs or other expenses incurred by GenSci in determining the “fair value”, such total amount not to exceed $2,500,000.

Confidentiality

4.9                 Notwithstanding anything to the contrary in this Agreement or any other relevant agreement (including the Confidentiality Agreement between GenSci and Asanté Partners LLC as of March 21, 2003), any party hereto (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that

(a) this provision shall not permit such disclosure until the earliest of

(i) the date of the public announcement of discussions relating to the transactions,

(ii) the date of the public announcement of the transactions, or

(iii) the date of the execution of an agreement (with or without conditions) to enter into the transactions,

(b) tax treatment and tax structure shall not include

(i) the identity of any existing or future party (or any affiliate of such party) to this or any related agreement, and

(ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments, arising in connection with the transactions, and

(c) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws.

Nothing herein shall in any way limit any party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in the transactions) regarding the tax treatment or tax structure of the transactions.

ARTICLE 5

CONDITIONS PRECEDENT

Mutual Conditions Precedent

5.1                 The respective obligations of GenSci and IsoTis to complete the transactions contemplated herein shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by mutual consent of the parties:

(a) the Arrangement, with or without amendment, and the transactions contemplated thereby, shall have been approved by GenSci Shareholders at the GenSci Meeting in accordance with the Interim Order;

(b) the issuance of sufficient IsoTis Shares to effect the Plan of Arrangement, with or without amendment, shall have been approved by the IsoTis Shareholders at the IsoTis Meeting;

(c)      the Final Order shall have been granted by the Court, which order shall include the Plan of Arrangement and shall opine on the fairness of the Arrangement as required by section 3(a)(10) of the 1933 Act;

(d)      there will not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there will be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof;

(e)      all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders necessary for the completion of the transactions provided for in this Agreement and the Plan of Arrangement (which for the purposes of this §5.1(e), and for greater certainty shall not include the matters set forth in §5.1(a), §5.1(f) or §5.1(g)) will have been obtained or received from the Persons and/or Governmental Entities having jurisdiction in the circumstances;

(f) GenSci shall

(i) have obtained an order (or orders) from the Bankruptcy Court on or before July 31, 2003 (unless extended by IsoTis in its sole discretion), in form and content satisfactory to IsoTis that either

(A) dismisses its bankruptcy case or

(B)          both (x) authorizes the IsoTis Option Agreement and (y) permits GenSci to solicit acceptances of the Bankruptcy Plan from GenSci’s shareholders solely in accordance with Canadian law and without reference to Bankruptcy Code section 1125 or any other provisions of the Bankruptcy Code,

(ii)      have caused GenSci US Subsidiary to obtain a final order entered by the Bankruptcy Court on or before November 1, 2003 (unless extended by IsoTis in its sole discretion), in a form reasonably acceptable to IsoTis, confirming the Bankruptcy Plan, and

(iii) have caused the effective date of the Bankruptcy Plan to occur on or before November 15, 2003 (unless extended by IsoTis in its sole discretion) but not before the date of the Final Order;

(g) the approval of the TSX to the transactions contemplated by this Agreement;

(h) the acceptance of the Plan of Arrangement for filing by the Registrar, and

(i) this Agreement shall not have been terminated pursuant to Article 6.

Additional Conditions Precedent to Obligations of GenSci

5.2                The obligation of GenSci to complete the transactions contemplated herein is subject to the satisfaction, on or before the Effective Date, of each of the following conditions,

which conditions are for the sole benefit of GenSci and may be waived by it in whole or in part by notice in writing to IsoTis without prejudice to the rights of GenSci to rely on any other condition:

(a) GenSci, acting reasonably, shall be satisfied that no Material Adverse Change has occurred with respect to IsoTis (on a consolidated basis) from the date hereof to the Effective Date;

(b)      each representation and warranty of IsoTis contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Change with respect to IsoTis, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Change” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to Schedule G made or purported to have been made after the date of this Agreement shall be disregarded).  GenSci shall have received a certificate dated the Effective Date, with respect to the foregoing signed on behalf of IsoTis by a senior officer of IsoTis;

(c)      each of the covenants, acts and undertakings of IsoTis to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been performed in all material respects by IsoTis.

5.3                GenSci may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by GenSci with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by GenSci in complying with its obligations hereunder.

Additional Conditions Precedent to Obligations of IsoTis

5.4                The obligation of IsoTis to complete the transactions contemplated herein is subject to the satisfaction of each of the following conditions on or before the Effective Date, which conditions are for the sole benefit of IsoTis and may be waived by it in whole or in part by notice in writing to GenSci without prejudice to the rights of IsoTis to rely on any other condition:

(a) IsoTis, acting reasonably, shall be satisfied that no Material Adverse Change has occurred with respect to GenSci or a GenSci Subsidiary from the date hereof to the Effective Date;

(b) each representation and warranty of GenSci contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Change with respect to GenSci or GenSci US Subsidiary, provided however, such Material Adverse Change qualifier shall be inapplicable with respect to representations and warranties contained in §3.2(c), (d), (x) and (w), and inapplicable with respect to the representations and warranties for which a specific monetary threshold is referred to in any part or component of §3.2(u), (B) in respect of transactions contemplated by this Agreement (with the exception of the representations in §3.2(u)) and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Change” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to Schedule E made or purported to have been made after the date of this Agreement shall be disregarded).  IsoTis shall have received a certificate dated the Effective Date, with respect to the foregoing signed on behalf of GenSci by a senior officer of GenSci;

(c) each of the covenants, acts and undertakings of GenSci to be performed pursuant to the terms of this Agreement shall have been performed in all material respects by GenSci;

(d)      IsoTis shall have received all requisite regulatory approvals (including, without limitation, of any stock exchanges or Commissions or competition tribunals and anti-trust authorities) that are reasonably necessary to permit the Arrangement to be completed on terms satisfactory to IsoTis, acting reasonably;

(e) GenSci shall have delivered to IsoTis (in form and content satisfactory to IsoTis) the consents required pursuant to the “change of control” clauses in those agreements described in Schedule E;

(f)      GenSci shall have delivered to IsoTis (in form and content satisfactory to IsoTis) all third party consents and instruments of transfer and assignment necessary to effect the transfer and assignment of the GenSci Licences, the GenSci Trademarks, the GenSci US Subsidiary Shares and the GenSci US Subsidiary Loans to IsoTis;

(g)      Dissent Rights will not have been exercised prior to the Effective Date by holders of GenSci Shareholders representing in the aggregate 10% or more of the total number of GenSci Shares outstanding at such time;

(h) the Settlement Agreement shall not have been amended without the consent of IsoTis;

(i) effective as of the Effective Date,

(i) all of the individuals who are actively employed by GenSci US Subsidiary as of the date hereof shall remain so employed without having provided any notice of resignation, and

(ii)      those individuals listed on Schedule S shall remain employees of GenSci US Subsidiary without having provided any notice of resignation and shall have agreed to continue employment following the Effective Date under terms and conditions which are satisfactory to IsoTis, acting reasonably;

(j) the Bankruptcy Plan shall have been approved by the Bankruptcy Court in form and substance satisfactory to IsoTis; and

(k)      written employment agreements, or amendments to present employment agreements, with respect to members of senior management of GenSci US Subsidiary designated by IsoTis, including without limitation, written employment agreements with James S. Trotman, Douglass C. Watson, Peter Ludlum and John F. Kay, shall have been executed and delivered, in form and substance satisfactory to IsoTis, acting reasonably.

5.5                IsoTis may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by IsoTis with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by IsoTis in complying with its obligations hereunder.

Notice and Cure Provisions

5.6                IsoTis and GenSci will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a) cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b) result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither IsoTis nor GenSci may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in §5.1, §5.2 and §5.4, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Registrar, IsoTis or GenSci, as the case may be, have delivered a notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which IsoTis or GenSci, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be.  If any such notice is delivered, provided that IsoTis or GenSci, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement as a result thereof until the expiration of a period of 30 days from such notice.  If such notice has been delivered before the date of the

GenSci Meeting, such meeting will be postponed until the expiry of such period.  If such notice has been delivered before the application for the Final Order or the filing of the Final Order with the Registrar occurs, such application and such filing will be postponed until the expiry of such period.  For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

Satisfaction of Conditions

5.7                The conditions precedent set out in §5.1, §5.2 and §5.4 will be conclusively deemed to have been satisfied, waived or released when, with the agreement of IsoTis and GenSci, a certified copy of the Final Order is accepted for filing by the Registrar.

Co-operation

5.8                Each of GenSci and IsoTis will use all reasonable best efforts to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Law, to permit the completion of the Arrangement in accordance with the provisions of this Agreement and to consummate and make effective all other transactions contemplated in this Agreement and to co-operate with each other in connection with the foregoing, including:

(a)      agreeing to those changes, modifications, amendments, additions or deletions to the Arrangement as either party may reasonably require, provided any change, modification, amendment, addition or deletion would not, in the reasonable judgment of the other party, have an adverse effect on that party or its shareholders;

(b)      using all reasonable best efforts in connection with the preparation of documentation for submission to any Governmental Entity, the TSX, the GenSci Shareholders and the IsoTis Shareholders and keeping each other informed of any requests or comments made by a Governmental Entity or the TSX in connection with that documentation;

(c)      using all reasonable best efforts to obtain all necessary consents, approvals (including shareholder approvals), authorizations, waivers and orders of any Governmental Entity, the TSX and third parties as are required to be obtained by it under Applicable Law or otherwise to complete the transactions contemplated hereby; and

(d)      using all reasonable best efforts to lift or rescind any injunction or restraining order or other order which may be entered against it, which injunctions or orders would prevent that party from completing the transactions contemplated hereby.

Due Diligence by IsoTis

5.9                Forthwith following the execution of this Agreement and the receipt by IsoTis from GenSci of the following materials:

(a) the following GenSci Material Contracts: all leases, the royalty agreement (as amended) with Cameron Clokie, the peptide technology licence between GenSci and

IATRA Life Sciences Corporation dated December 15, 2001, and the agreements with Healthcare Trust and Health Trust Purchasing Group L.P.;

(b) background information regarding all of the GenSci Disclosure Exceptions in Schedule E;

(c) the Distribution Agreement(s) with GenSci OCF Inc.;

(d) all Tax Returns for each of GenSci and the GenSci US Subsidiary for each of the past five years; and

(e) proposed amendment to Schedule E related to §3.2(w);

(the “GenSci Materials”).

IsoTis agrees to conduct and complete its review and consideration of the GenSci Materials as expeditiously as would be reasonable under the circumstances and, in any event, at or before 5:00 p.m. (Vancouver time) on the day which is two Business Days after receipt of all of the GenSci Due Diligence Materials (the “Due Diligence Period”).  IsoTis and GenSci agree to amend the Non-Disclosure Agreement in connection with the GenSci Materials.  GenSci agrees to provide any proposed amendment to Schedule E related to §3.2(w) within two Business Days after the execution of this Agreement.

If as a result of the review by IsoTis of the GenSci Materials, there is disclosed or revealed to IsoTis the existence of any fact, circumstance or event in connection with the matters and obligations reviewed in the GenSci Materials that is or would be materially adverse to the GenSci Business or if IsoTis in its sole discretion determines that it is not prepared to accept the amendment proposed in §5.9(e), IsoTis may, before the expiry of the Due Diligence Period, terminate its obligations under this Agreement by delivering notice to GenSci, whereupon this Agreement shall terminate and be of no further force and effect.

Due Diligence by GenSci

5.10               Forthwith following the execution of this Agreement and the receipt by GenSci from IsoTis of the following materials:

(a)       the following IsoTis Material Contracts: all leases and rental agreements, the MIT Licence Agreement (if it was executed), the Epitech License Agreement dated December 9, 1999 with IsoTis’s predecessor Modex and the agreement with Twente Universiteit; and

(b) background information regarding all of the IsoTis Disclosure Exceptions in Schedule G;

(the “IsoTis Due Diligence Materials”).

GenSci agrees to conduct and complete its review and consideration of the IsoTis Due Diligence Materials as expeditiously as would be reasonable under the circumstances and, in any event, at or before 5:00 p.m. (Vancouver time) on the day which is two Business Days after receipt of all of the IsoTis Due Diligence Materials (the “Due Diligence Period”).  IsoTis and GenSci agree to amend the Non-Disclosure Agreement in connection with the IsoTis Due Diligence Materials.

If as a result of the review by GenSci of the IsoTis Due Diligence Materials, there is disclosed or revealed to GenSci the existence of any fact, circumstance or event in connection with the matters and obligations reviewed in the IsoTis Due Diligence Materials that is or would be materially adverse to IsoTis, GenSci may, before the expiry of the Due Diligence Period, terminate its obligations under this Agreement by delivering notice to IsoTis, whereupon this Agreement shall terminate and be of no further force and effect.

ARTICLE 6

TERMINATION AND WAIVER

Termination by IsoTis

6.1                If any condition contained in §5.1or §5.4 is not satisfied at or before the Effective Date to the satisfaction of IsoTis, then IsoTis may by notice to GenSci terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of IsoTis arising from any breach by GenSci but for which the condition would have been satisfied.

Termination by GenSci

6.2                If any condition contained in §5.1 or §5.2 is not satisfied at or before the Effective Date to the satisfaction of GenSci, then GenSci may by notice to IsoTis terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of GenSci arising from any breach by IsoTis but for which the condition would have been satisfied.

Termination of Agreement

6.3                This Agreement may be terminated:

(a)      by the mutual agreement of GenSci and IsoTis (without further action on the part of the GenSci Shareholders if terminated after the holding of the GenSci Meeting or of the IsoTis Shareholders if terminated after the holding of the IsoTis Meeting);

(b)      by either GenSci or IsoTis, if any law or regulation is passed that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining IsoTis or GenSci from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree will become final and non-appealable;

(c) by IsoTis if

(i)       the GenSci Board or any committee thereof fails to recommend, or withdraws, modifies or changes in a manner adverse to IsoTis, its approval or recommendation of this Agreement or the Arrangement or recommends an Acquisition Proposal, or

(ii)      through the fault of GenSci (whether by commission or omission), this Arrangement is not, earlier than the 14th day before the Termination Date, submitted for the approval of the GenSci Shareholders at the GenSci Meeting,

(iii) the GenSci Board or any committee thereof shall have approved or recommended any Acquisition Proposal,

(iv) GenSci shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal,

(v)       a take-over bid relating to the GenSci Shares shall have been commenced by a Person unaffiliated with IsoTis and GenSci shall not have sent to the GenSci Shareholders, within ten (10) Business Days after such take-over bid is first published, sent or given, a statement disclosing that GenSci recommends rejection of such take-over bid, or

(vi)      GenSci (or any of its officers or directors) shall have provided any recommendation to the GenSci Meeting or the Court in connection with the Final Order inconsistent with unanimous recommendation in favour of the Arrangement;

(d)      by GenSci in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with §4.7 and the payment of any fee required to be paid pursuant to §6.6;

(e) by GenSci or IsoTis if GenSci Shareholder approval is not obtained by reason of the failure to obtain the required vote at the GenSci Meeting; or

(f) by GenSci or IsoTis if IsoTis Shareholder approval is not obtained by reason of the failure to obtain the required vote at the IsoTis Meeting;

in each case, before the Effective Date.

Termination Date

6.4                If the Effective Date does not occur on or before the Termination Date, this Agreement will terminate; provided, however, that the right to terminate this Agreement under this §6.4 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Date to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement.

Effect of Termination

6.5                If this Agreement is terminated in accordance with any of the foregoing provisions of this Article 6, no party will have any further liability to perform its obligations hereunder except as provided in §6.6 and §6.8 and as otherwise contemplated hereby, except that, subject to §6.6 and §6.9, neither the termination of this Agreement nor anything contained in this §6.5 will relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

Termination Fee and Liquidated Damages

6.6                The Parties recognize and acknowledge that IsoTis will, by reason of this Agreement, incur substantial out-of-pocket costs, forego other investment opportunities, create the perception in the marketplace that GenSci has appreciable value not presently perceived, and suffer damages in the event GenSci were to breach, and that it would be impracticable or extremely difficult to calculate these costs, benefits and damages.  As such, the Parties hereby agree that if:

(a) GenSci terminates this Agreement pursuant to §6.3(d);

(b) IsoTis terminates this Agreement pursuant to §6.3(c); or

(c) IsoTis or GenSci terminates this Agreement pursuant to §6.3(e); or

(d) IsoTis or GenSci terminates this Agreement pursuant to §6.4 and any of the following occur:

(i) if following the date hereof, a third party has announced an Acquisition Proposal and within twelve months following the termination of this Agreement an Acquisition Proposal is consummated, or

(ii)      if following the date hereof, a third party has announced an Acquisition Proposal and within twelve months following the termination of this Agreement GenSci enters into an agreement or letter of intent providing for an Acquisition Proposal;

GenSci will pay to IsoTis $500,000  in immediately available funds to an account designated by IsoTis.  Such payment will be due (i) in the case of a termination specified in §(a) above, before the termination of this Agreement, (ii) in the case of a termination specified in §(b) or §(c) above, within five Business Days after notice of termination by IsoTis or GenSci or (iii) in the case of a termination specified in §(d) above, at or before the earlier of the entering into of the agreement and the consummation of the transaction referred to therein.  GenSci will not be obligated to make more than one payment pursuant to this §6.6.

Waiver

6.7                At any time prior to the Effective Date, either party hereto may:

(a) extend the time for the performance of any of the obligations or other acts of the other party hereto; or

(b)      waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

Loan to GenSci

6.8                Subject to §5.6, if this Agreement is terminated because any condition contained in §5.1(b), §5.1(c), §5.1(d), §5.1(e), §5.2(b), §5.2(c) is not satisfied, or if IsoTis relies on the conditions set out in §5.4(d) as a basis for non-compliance by IsoTis with its obligations under this Agreement, and provided a Specified GenSci Event has not occurred and is continuing, then IsoTis will provide the Loan to GenSci in accordance with the terms and conditions described in Schedule I within 20 Business Days following such termination.

Effect of Loan to GenSci

6.9                For greater certainty, the parties hereto agree that if IsoTis makes the Loan to GenSci as a result of the occurrence of the termination of this Agreement as contemplated in §6.8, GenSci will have no other remedy for any breach of this Agreement by IsoTis.

Liquidated Damages

6.10              The parties acknowledge that the payment described in §6.6 and the commitment to provide the Loan described in §6.8 are a payment of liquidated damages which are a genuine pre-estimate of the damages which IsoTis or GenSci, as the case may be, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties.  The parties irrevocably waive any right they may have to raise as a defence that any of such liquidated damages are excessive or punitive.  For greater certainty, the parties agree that the payment of the payments described in §6.6 and the commitment to provide the Loan described in §6.8 are the sole monetary remedy of the party receiving such payment or commitment, as the case may be.  Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants and agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenant or agreement, without the necessity of posting bond or security in connection therewith.

ARTICLE 7

IMPLEMENTATION OF ARRANGEMENT AND ADDITIONAL COVENANTS

Interim Order

7.1                The notice of motion for the application for the Interim Order shall request that the Interim Order provide:

(a) for the classes of Person to whom notice is to be provided in respect of the Arrangement and the GenSci Meeting and for the manner in which such notices are to be provided;

(b) that the GenSci Shareholders’ approval for the Arrangement shall be:

(i) 75% of the votes cast on the Arrangement by GenSci Shareholders in person or by proxy at the GenSci Meeting; and

(ii) a majority of the votes cast by Minority Shareholders present or represented by proxy at the GenSci Meeting;

(c) that, in all other respects, the terms, restrictions and conditions of the memorandum and articles of GenSci, including quorum requirements, shall apply in respect of the GenSci Meeting;

(d) for the grant of Dissent Rights;

(e)      the notice of motion for the application for the Interim Order shall inform the Court that, based on the Court’s approval of the Plan of Arrangement, GenSci and IsoTis will rely on section 3(a)(10) of the 1933 Act for an exemption from the 1933 Act registration requirements with respect to the securities to be received by GenSci Shareholders under the Plan of Arrangement.

Plan of Arrangement

7.2                The Plan of Arrangement will be on the terms set out in Schedule A to this Agreement, subject to any amendment which may be made pursuant to §8.2 of this Agreement.

Final Order

7.3                Forthwith after the GenSci Shareholders approve the Arrangement at the GenSci Meeting, GenSci shall apply for the Final Order in form and substance satisfactory to IsoTis.  The notice of motion for the application for the Final Order shall inform the Court that, based on the Court’s approval of the Plan of Arrangement, GenSci and IsoTis will rely on section 3(a)(10) of the 1933 Act for an exemption from the 1933 Act registration requirements with respect to the securities to be received by GenSci Shareholders under the Plan of Arrangement.  The notice of motion for the application for the Final Order shall also be included in the GenSci Information Circular and shall set forth the procedures that GenSci Shareholders must follow in order to attend and be heard at the hearing for the Final Order.

Pre-Closing

7.4                Unless this Agreement is terminated earlier pursuant to the provisions hereof, the parties hereto shall meet at the offices of Lang Michener, Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia at 9:00 a.m. on the 5th Business Day after the later of the date the GenSci Shareholders approve the Arrangement and the effective date of the Bankruptcy Plan (or at such other time or on such other date as they may agree) and each party shall deliver to the other party:

(a)      the documents, other than the acceptance of the Final Order and Plan of Arrangement for filing by the Registrar, required to be delivered by it hereunder to complete the transactions contemplated hereby, provided that each such document, whether to be dated the Effective Date or not, shall be held in escrow to be released upon the issuance of a Plan of Arrangement by the Registrar; and

(b)      written confirmation as to the satisfaction or waiver by it of the conditions in its favour set out herein (other than the acceptance of the Final Order and Plan of Arrangement for filing by the Registrar).

Filing of Final Order

7.5                On the sixth Business Day after the later of the date the GenSci Shareholders approve the Arrangement and the effective date of the Bankruptcy Plan, GenSci shall send a certified copy of the Final Order and Plan of Arrangement to the Registrar for filing pursuant to subsection 252 of theCompany Act.

Closing

7.6                The closing of the transactions contemplated herein will take place at the Effective Time on the Effective Date, or at such later date as the parties will agree, at the offices of Lang Michener, Vancouver, B.C.

Effect of Plan of Arrangement

7.7                At the Effective Time, subject to the terms and conditions of this Agreement and as contemplated by the Plan of Arrangement, GenSci will be deemed to have received the Purchase Price from IsoTis and transferred, sold and assigned to IsoTis and IsoTis will be deemed to have paid the Purchase Price to GenSci and accepted, purchased and assumed the:

(a) GenSci US Subsidiary Shares;

(b) GenSci US Subsidiary Loans;

(c) GenSci Licences; and

(d) the GenSci Trademarks

free and clear of all liens, claims and encumbrances.

Purchase Price Allocation

7.8                Subject to the provisions of §7.10, the Purchase Price will be allocable by IsoTis and GenSci among the GenSci US Subsidiary Shares, the GenSci US Subsidiary Loans, the GenSci Trademarks and the GenSci Licences based on the relative fair market values thereof, and IsoTis and GenSci will make all commercially reasonable efforts to jointly determine such Purchase Price allocation in more detail (whether as a percentage allocation or otherwise) before the Effective Date.  IsoTis and GenSci will also allocate all or a portion of the value allocated to the GenSci US Subsidiary Shares pursuant to this §7.8 to the GenSci Intellectual Property, such allocation to be made on a per-item basis and by reference to the estimated fair market value of such GenSci Intellectual Property as of the Effective Date.

Designation with Respect to GenSci Licences and GenSci Trademarks

7.9                With respect to the acquisition of the GenSci Licenses and GenSci Trademarks, IsoTis can, at any time before the Effective Date, designate any one or more IsoTis Subsidiary, or any one or more Person owned by IsoTis (or by IsoTis and any or all IsoTis Subsidiaries, in any combination), to acquire and hold any or all of the GenSci Licenses and GenSci Trademarks, and upon such designation, the designated corporation or Person will be deemed to be an IsoTis Subsidiary for purposes of this Agreement (but not with respect to any representation, warranty, covenant or other agreement or obligation applicable to IsoTis Subsidiaries herein), and will become entitled to receive such GenSci Licenses and/or GenSci Trademarks from GenSci at the Effective Time in the place of IsoTis.

US 338 Election and Similar Issues

7.10                If IsoTis determines, by written notice provided to GenSci at least 20 Business Days before the Effective Date, that it would be advantageous to file a 338 Election in respect of GenSci US Subsidiary, or to separately acquire Intellectual Property of GenSci US, then this Agreement and the Plan of Arrangement will be amended as reasonably required by IsoTis to facilitate the making of such election (such amendment to include provision for 1% of the total consideration paid to GenSci pursuant to this Agreement to be paid in cash, and to further include provision for the value of IsoTis Exchange Shares paid to GenSci pursuant to this Agreement to be correspondingly reduced to reflect the payment of such cash) or the separate acquisition of such Intellectual Property, provided that the specific amendments required by IsoTis do not cause a Material Adverse Change to GenSci.  If, pursuant to this §7.10, IsoTis determines that such 338 Election shall be made, GenSci and IsoTis will cooperate in the determination of the Aggregate Deemed Sales Price, as such term is defined in Treasury Regulations §1.338-4, of the assets of GenSci US Subsidiary, such Aggregate Deemed Sales Price to be computed by reference to the allocations made pursuant to §7.8 of this Agreement, and the allocation of such Aggregate Deemed Sales Price to the various assets of GenSci US Subsidiary, such determination and allocation to be made in compliance with the provisions of Section 338 of the Code and associated Treasury Regulations promulgated thereunder.  If IsoTis determines, alternatively, that certain Intellectual Property of GenSci US Subsidiary shall be separately acquired pursuant to this §7.10, such certain Intellectual Property shall be acquired for a portion of the Purchase Price equal to the amount allocated to such Intellectual Property pursuant to the provisions of §7.8 of this Agreement, and the Purchase Price paid in consideration of the Genesis US Subsidiary Shares shall be correspondingly reduced by such amount.

GenSci US Subsidiary Loans

7.11               If required by IsoTis by written notice provided to GenSci at least 20 Business Days before the Effective Date, GenSci will document all GenSci US Subsidiary Loans in such form as IsoTis may reasonably require (including by way of promissory note or notes), and assign or otherwise convey the GenSci US Subsidiary Loans so documented to IsoTis at the Effective Time on the terms and subject to the conditions otherwise contained in this Agreement.

Closing Documents Delivered by GenSci

7.12               On the Effective Date at the Effective Time, GenSci will cause to be delivered to IsoTis:

(a) an officer’s certificate certifying the accuracy of the representations and warranties in §3.2 and the fulfilment of the covenants in §4.1 as at the Effective Date;

(b) a legal opinion of counsel for GenSci, reasonably satisfactory in form and substance in all material respects to IsoTis;

(c) a certified copy of the resolution of the GenSci Board approving this Agreement;

(d) the minute books and all books and records of GenSci US Subsidiary;

(e) resignations and releases in favour of GenSci US Subsidiary from those of the directors and officers of GenSci US Subsidiary as are designated by IsoTis;

(f) a copy of the Final Order filed with the Registrar;

(g) certificates representing the GenSci US Subsidiary Shares, duly endorsed by GenSci for transfer to IsoTis;

(h)      a certificate in form and substance satisfactory to IsoTis, duly executed and acknowledged, certifying all facts necessary to exempt the transactions contemplated hereby from withholding pursuant to the provisions of the United States Foreign Investment in Real Property Tax Act;

(i) documents of transfer and assignment (in form and substance satisfactory to IsoTis) of the GenSci Licences, the GenSci Trademarks and the GenSci US Subsidiary Loans;

(j) the consents required pursuant to the transfer and assignment of the GenSci Licences;

(k) the consents required pursuant to the “change of control” clauses in those agreements described in Schedule E; and

(l) such other documents as may be requested by IsoTis acting reasonably.

Closing Documents Delivered by IsoTis

7.13              On Effective Date at the Effective Time, IsoTis will deliver to GenSci:

(a) an officer’s certificate certifying the accuracy of the representations and warranties under §3.1 and the fulfilment of the covenants in §4.8 as at the Effective Date;

(b) evidence satisfactory to GenSci that the persons nominated by GenSci are three of seven directors of IsoTis;

(c) a certified copy of a resolution of the IsoTis Board approving this Agreement;

(d) a legal opinion of counsel for IsoTis, reasonably satisfactory in form and substance in all material respects to GenSci;

(e) the IsoTis Stock Option Plan; and

(f) such other documents as may be requested by GenSci acting reasonably.

Settlement Agreement

7.14               After the Effective Date, IsoTis will either fund the Loan or procure that the financial obligations of GenSci in §10(b) of the Settlement Agreement are fully satisfied subject to compliance by GenSci with its obligations in the next sentence.  After the Effective Date, neither IsoTis nor GenSci will do anything or fail to do something which could lead to a breach of a term or condition under the Settlement Agreement or result in the acceleration of amounts owing to Osteotech under the Settlement Agreement.  For greater certainty, IsoTis acknowledges that no warrants of GenSci issued to IsoTis in connection with the Loan may be exercised if the Loan is funded after the Effective Date.

IsoTis Options

7.15               Forthwith following the Effective Date, IsoTis undertakes to implement a new employee stock option plan for North American employees.  This new plan will be in line with the IsoTis Stock Option Plan and be at least equivalent in all material respects to GenSci’s Stock Option Plan.  The new plan will grant stock options of equivalent value and after taking into account the Exchange Ratio to purchase IsoTis Shares to the Key Employees listed on Schedule S and to the other key employees of the GenSci US Subsidiary, with an exercise price equal to 100% of the average closing price of the IsoTis Shares on the SWX for the five trading days preceding the date of announcement of this Agreement, subject to the approval of the EuroNext and the SWX, and with new vesting terms and expiry date.  If prior to the Effective Date, IsoTis consolidates its outstanding IsoTis Shares into a smaller number of shares, the number of new stock options will be proportionately decreased and the exercise price will be proportionately increased.

Non-Compete

7.16	(a)	For a period of two years after the Effective Date:

(i) GenSci shall not, and shall cause its subsidiaries not to, engage in any business

(A) of the type contemplated by the GenSci Business or conducted by GenSci US Subsidiary (or any successor thereto) or IsoTis, or

(B) in the field of orthobiologics; and

(ii) GenSci shall not, and shall cause its subsidiaries not to, solicit or recruit any key employee of GenSci US Subsidiary (or any successor thereto) or IsoTis.

(b) From and after the Effective Date, neither GenSci nor any of its subsidiaries will use the name “GenSci” for any purpose.

Transmittal Letters

7.17               As soon as possible after the Effective Date, GenSci shall cause Pacific Corporate to send (by first class mail) to each Person who was a holder of GenSci Shares immediately prior to the Effective Date at his address shown on the GenSci register of members, a transmittal letter specifying the consideration the Person is entitled to receive pursuant to the Arrangement, if any, and shall request those Persons to, and they shall, surrender for cancellation the share certificates representing their GenSci Shares held immediately prior to the Effective Date.  Pacific Corporate shall, upon receipt of properly completed transmittal letters, give notice of such to GenSci and GenSci shall cause Pacific Corporate to mail (by first class mail) the consideration due to the holder thereof as aforesaid.

Post-Closing Release of GenSci

7.18               Following the Effective Date, if the releases described in §4.1(z)(iii) have not been delivered to GenSci, IsoTis will use its reasonable best efforts to obtain the releases of GenSci by the GenSci US Subsidiary and the applicable counterparties for any agreements to which both GenSci and the GenSci US Subsidiary are parties which relate to the GenSci Business, provided such releases can reasonably be obtained by IsoTis without any expenditure of funds.  After the Effective Date, GenSci will not do anything or fail to do something which could lead to a breach of such agreements.

Post Closing Indemnity in Favour of IsoTis

7.19               Following the Effective Date, if the releases described in §4.1(z)(i) or (ii) have not been delivered to IsoTis, GenSci will indemnify and save IsoTis harmless from all cost and expense which IsoTis or the GenSci US Subsidiary incurs from the warrantholder(s) and contracting parties making any claim against IsoTis or the GenSci US Subsidiary.

ARTICLE 8

GENERAL

Notice

8.1                All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, if sent by mail the date of receipt thereof, or if sent by facsimile transmission the date of such transmission.

(a)	if to IsoTis:

18-20 Avenue de Sévelin
1004 Lausanne
Switzerland

Attention: Pieter Wolters
Chief Financial Officer
Facsimile: 41 21 620 6060

with a copy to:

Cravath, Swaine & Moore LLP
City Point
One Ropemaker Street
London, United Kingdom
ECY 9HR

Attention: Philip Boeckman
Facsimile: (44) 207 860 1150

and with a copy to:

Lang Michener
1500 Royal Centre
1055 West Georgia Street
P.O. Box 11117
Vancouver, British Columbia
V6E 4N7

Attention: Stephen D. Wortley
Facsimile: (604) 685-7084

and with a copy to:

Klee, Tuchin, Bogdanoff & Stern LLP
Fox Plaza
2121 Avenue of the Stars, 33rd Floor
Los Angeles, California 90067

Attention: David A. Fidler
Facsimile: (310) 407-9090

(b)	if to GenSci:

2 Goodyear
Irvine, CA 92618

Attention: Peter Ludlum
Facsimile: (949) 595-8710

with a copy to:

McCullough O’Connor Irwin
1100 - 888 Dunsmuir Street
Vancouver, British Columbia
V6C 3K4

Attention: Jonathan McCullough
Facsimile: (604) 687-7099

Any such notice, direction or other instrument, whether delivered or transmitted by facsimile transmission, shall be deemed to have been given at the time and on the date on which it was delivered to or received in the office of the addressee, as the case may be, if delivered or transmitted prior to 5:00 p.m. (at the place of the addressee) on a Business Day or, if transmitted later than that time, at 9:00 a.m. (at the place of the addressee) on the subsequent Business Day. Either party hereto may change its address for service from time to time by notice given to the other party hereto in accordance with the foregoing. Any notice, direction or other instrument delivered under this Agreement shall be signed by one or more duly authorized officers of the party delivering it.

The delivery of any notice, direction or other instrument or a copy thereof to a party hereunder shall be deemed to constitute the representation and warranty of the party who has delivered it to the other party that such delivering party is authorized to deliver such notice, direction or other instrument at such time under this Agreement (unless the receiving party has actual knowledge to the contrary) and the receiving party shall not be required to make any inquiry to confirm such authority.

Amendment

8.2                This Agreement may, at any time, and from time to time before and after the holding of the GenSci Meeting but not later than the Effective Date, be amended by written agreement of IsoTis and GenSci (or, in the case of a waiver, by written instrument of the party giving the waiver) without, subject to Applicable Law, further notice to or authorization on the part of GenSci Shareholders or the Court. Without limiting the generality of the foregoing, any such amendment may:

(a) change the time for performance of any of the obligations or acts of the parties hereto;

(b) waive any inaccuracies or modify any representation contained herein or in any documents to be delivered pursuant hereto; and

(c) waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the parties hereto;

provided that, notwithstanding the foregoing, the terms of the Arrangement and this Agreement shall not be amended in a manner prejudicial to GenSci Shareholders without the approval of such Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

Amendment Resulting from Final Order

8.3                This Agreement and the Arrangement may be amended in accordance with the Final Order by written agreement of IsoTis and GenSci.

Binding Effect

8.4                This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors.  Without limiting the generality of the foregoing, at IsoTis’s request, GenSci shall execute such documents as may be necessary or desirable to reaffirm this Agreement and shall ensure, for greater certainty, that GenSci’s motion to dismiss its bankruptcy case and the order granting such dismissal shall include a provision to the effect that any infirmity as to corporate powers caused by GenSci’s bankruptcy case is alleviated so as to make the this Agreement and any agreement contemplated hereunder to which GenSci is a party a binding obligation of GenSci, with effect as of May 31, 2003.

Remedies

8.5                Subject to §6.6, the parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm.  Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.  Such remedies will not be the exclusive remedies for any breach of this

Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

Equitable Remedies

8.6                All covenants herein as to the enforceability of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditors’ rights generally and to the effect that specific performance, being an equitable remedy, may not be ordered by a court in any particular circumstances.

Public Statements

8.7                Except as required by Applicable Securities Laws, neither IsoTis nor GenSci shall make any public announcement or statement with respect to the Arrangement or this Agreement without the approval of the other party. Moreover, in any event, each party agrees to give prior notice to the other party of any public announcement relating to the Arrangement or its affairs and agrees to consult with the other party prior to issuing any such public announcement.

Entire Agreement

8.8                This Agreement:

(a)      except for the Non-Disclosure Agreement, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between GenSci and IsoTis relating to the subject matter hereof;

(b) is not intended to confer upon any other Person any rights or remedies; and

(c) shall not be assigned by operation of law or otherwise hereunder.

Time of Essence

8.9                Time shall be of the essence of this Agreement.

Severability

8.10               If any provision of this Agreement, or the application thereof, is determined for any reason and to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons and circumstances shall remain in full force and effect, provided that the legal or economic substance of the transactions contemplated hereby is not thereby affected in a manner adverse to either party.

Counterpart Executions and Facsimile Transmissions

8.11               This Agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) shall be deemed to be an original and both of which together shall constitute one and the same document.

Expenses

8.12               Subject to §6.6, each party shall be responsible for its own expenses relating to the Arrangement including, without limitation, regulatory fees and fees of professional advisers, including legal counsel, investment bankers and auditors.

Investigation

8.13               Any investigation by a party and its advisers shall not mitigate, diminish or affect the representations and warranties of the other party contained in this Agreement or any document or certificate given pursuant thereto.

Further Assurances

8.14               The parties will do all such further acts and things and will execute such further documents and agreements as may be necessary to give effect to the terms and conditions of this Agreement.

Waiver

8.15               Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same.

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Governing Law

8.16                This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ISOTIS S.A.

Per:

Authorized Signatory

Per:

Authorized Signatory

GENSCI REGENERATION SCIENCES INC.

Per:

Authorized Signatory

Per:

Authorized Signatory